Exhibit 10.2

CREDIT AGREEMENT

by and among

WATSON WYATT & COMPANY,

as Borrower

WATSON WYATT & COMPANY HOLDINGS

and

CERTAIN OF ITS DOMESTIC SUBSIDIARIES,

as Guarantors

THE BANKS PARTY HERETO

THE BANK OF NOVA SCOTIA

and

COMERICA BANK,

as Co-Syndication Agents

SUNTRUST BANK,

as Documentation Agent

and

BANK OF AMERICA, N.A.,

as Agent

Dated as of June 25, 2002

Arranged by:

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

                    Section 1.1. Definitions

                    Section 1.2. Accounting Terms and Determinations

                    Section 1.3. Determinations of the Amount of Foreign Currency Obligations

                    Section 1.4. Other Definitional Provisions

ARTICLE II. LOANS AND PAYMENTS

                    Section 2.1. Loans.

                    Section 2.2. Loan Procedures; Servicing

                    Section 2.3. The Banks' Obligations Under the Loans.

                    Section 2.4. Extension and Conversion.

                    Section 2.5. Letters of Credit.

                    Section 2.6. Repayment.

                    Section 2.7. Interest.

                    Section 2.8. Prepayments; Commitment Increase; Reduction or Termination.

                    Section 2.9. Fees.

                    Section 2.10. Payments.

                    Section 2.11. Application of Payments.

                    Section 2.12. Capital Adequacy.

                    Section 2.13. Inability To Determine Interest Rate.

                    Section 2.14. Illegality.

                    Section 2.15. Requirements of Law.

                    Section 2.16. Taxes.

                    Section 2.17. Funding Losses.

                    Section 2.18. Evidence of Debt.

ARTICLE III. GUARANTY 9;

                    Section 3.1 The Guarantee.

                    Section 3.2 Obligations Unconditional.

                    Section 3.3 Reinstatement.

                    Section 3.4 Certain Additional Waivers.

                    Section 3.5 Remedies.

                    Section 3.6 Rights of Contribution.

                    Section 3.7 Continuing Guarantee.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

                    Section 4.1. Organization.

                    Section 4.2. Authorization.

                    Section 4.3. Validity.

                    Section 4.4. Approvals.

                    Section 4.5. Litigation.

                    Section 4.6. Financial Condition.

                    Section 4.7. ERISA.

Section 4.8. Margin Stock.

Section 4.9. Governmental Regulations.

Section 4.10. Taxes.

Section 4.11. Burdensome Documents.

Section 4.12. Environmental Matters.

Section 4.13 Use of Proceeds.

Section 4.14 Accuracy and Completeness of Information.

Section 4.15 Subsidiaries.

Section 4.16 Ownership and Operation of Property. 9;

ARTICLE V. CONDITIONS PRECEDENT

                    Section 5.1 Closing Conditions.

                    Section 5.2. Conditions Precedent to Loans and Issuance of Letters of Credit.

ARTICLE VI. AFFIRMATIVE COVENANTS

                    Section 6.1. Existence and Good Standing; Insurance; Conduct.

                    Section 6.2. Taxes and Charges.

                    Section 6.3. Financial Statements.

                    Section 6.4 Reports.

                    Section 6.5. Additional Guaranties and Stock Pledges.

                    Section 6.6. Audits/Inspections.

                    Section 6.7. Environmental.

ARTICLE VII. NEGATIVE COVENANTS

                    Section 7.1. Indebtedness.

                    Section 7.2. Liens.

                    Section 7.3. Consolidation, Merger, Sale or Purchase of Assets, etc.

                    Section 7.4. Fiscal Year; Governing Documents.

                    Section 7.5. Investments.

                    Section 7.6. Financial Covenants.

                    Section 7.7. Franchises.

                    Section 7.8. [Reserved].

                    Section 7.9. Transaction with Affiliates.

                    Section 7.10. Limitation on Restrictions on Subsidiary Dividends and Other Distributions, etc.

                    Section 7.11 Issuance and Sale of Subsidiary Stock.

                    Section 7.12 Limitations on Parent.

                    Section 7.13 Restricted Payments.

ARTICLE VIII. DEFAULT

                    Section 8.1. Events of Default.

                    Section 8.2. Acceleration.

                    Section 8.3. Right of Setoff.

ARTICLE IX. AGENCY PROVISIONS

                    Section 9.1. Appointment.

                    Section 9.2. Delegation of Duties.

                    Section 9.3. Liability.

                    Section 9.4. Communications.

                    Section 9.5. Notice of Default.

                    Section 9.6. Credit Decisions; Disclosure of Information.

Section 9.7. Indemnification.

Section 9.8. Individual Capacity.

Section 9.9. Successor Agent.

Section 9.10. Other Agents; Lead Managers.

ARTICLE X. MISCELLANEOUS *

                    Section 10.1. Rights and Waivers.

                    Section 10.2. Binding Effect; Assignment.

                    Section 10.3. Severability.

                    Section 10.4. Interpretation.

                    Section 10.5. Governing Law; Submission to Jurisdiction; Venue; Jury Trial.

                    Section 10.6. Payment of Expenses and Taxes; Indemnification.

                    Section 10.7. Survival of Indemnities and Representations and Warranties.

                    Section 10.8. Notices.

                    Section 10.9. Counterparts; Facsimile.

                    Section 10.10. Amendments.

                    Section 10.11. Relationship of the Parties.

                    Section 10.12. Headings.

                    Section 10.13. Confidentiality.

                    Section 10.14. Binding Effect; Termination.

                    Section 10.15. Entirety.

                    Section 10.16. Source of Funds.

                    Section 10.17. Judgment Currency.

                    Section 10.18. Conflict.

EXHIBIT

Exhibit 2.2(a) Form of Notice of Borrowing

Exhibit 2.2(c) Form of Revolving Credit Note

Exhibit 2.4 Form of Notice of Extension/Conversion

Exhibit 2.5 Form of Notice of Request of Letter of Credit

Exhibit 5.1(d) Form of Officer's Certificate

Exhibit 6.5 Form of Joinder Agreement

Exhibit 10.2 Form of Assignment Agreement

SCHEDULES

Schedule 2.1 Commitments

Schedule 2.5 Existing Letters of Credit

Schedule 4.15 Subsidiaries

Schedule 7.1 Existing Indebtedness

Schedule 7.5 Existing Investments

Schedule 10.8 Notice Addresses

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Credit Agreement") dated as of June 25, 2002 is by and among WATSON WYATT & COMPANY, a Delaware corporation (the "Borrower"), WATSON WYATT & COMPANY HOLDINGS, a Delaware corporation (the "Parent"), the Subsidiary Guarantors (defined herein), the Banks (defined herein) and Bank of America, N.A., as agent for the Banks (in such capacity, the "Agent").

WHEREAS, the Credit Parties have requested that the Banks provide $100 million in credit facilities for the purposes set forth herein; and

WHEREAS, the Banks have agreed to provide the requested credit facilities to the Borrower on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

For purposes of this Credit Agreement, terms bearing initial capitals and defined in various sections hereof shall have the meanings stated therein; and the following terms shall have the meanings stated below, except as the context otherwise requires:

"Acquisition" has the meaning stated in Section 7.3(c).

"Adjusted Base Rate" means the Base Rate plus the Applicable Percentage.

"Adjusted Eurocurrency Rate" means the Eurocurrency Rate plus the Applicable Percentage.

"Affiliate" means, as to any Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Agent" has the meaning provided in the heading hereof, together with any successors or assigns.

"Agent's Fee Letter" means the letter agreement between the Agent and the Borrower dated as of April 12, 2002, as amended, modified, restated or supplemented from time to time.

"Agent-Related Persons" means the Agent, its Affiliates (including, in the case of Bank of America in its capacity as the Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of the Agent and its Affiliates.

"Aggregate Foreign Currency Commitment" has the meaning stated in Section 2.1(a).

"Aggregate Revolving Credit Commitment" has the meaning stated in Section 2.1(a).

"Applicable Lending Office" means, for each Bank, the office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Borrower by written notice as the office by which its Eurocurrency Loans are made and maintained.

"Applicable Percentage" means, for purposes of calculating the applicable interest rate for any day for any Eurocurrency Loan or Base Rate Loan or the applicable Unused Fee or the LOC Fee for any day, the appropriate rate per annum set forth below opposite the Leverage Ratio in effect as of the most recent Calculation Date:
Pricing Level	Leverage Ratio	Applicable Percentage for Eurocurrency Loans	Applicable Percentage for Base Rate Loans	Unused Fee	LOC Fee

I	>1.50:1.0	1.75%	0.25%	0.375%	1.75%
II	<1.5:1.0 but >1.0:1.0	1.50%	0.00%	0.350%	1.50%
III	< 1.0:1.0 but >0.5:1.0	1.25%	0.00%	0.300%	1.25%
IV	< 0.50:1.0	1.00%	0.00%	0.250%	1.00%

The Applicable Percentage shall be determined and adjusted on the date (each a "Calculation Date") five Business Days after the date by which each annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of Sections 6.3(a) and (b), as appropriate; provided that:

(i) the initial Applicable Percentages shall be based on pricing level IV and shall remain in effect at such pricing level until the first Calculation Date after the Closing Date, and

(ii) notwithstanding the foregoing, in the event an annual or quarterly compliance certificate and related financial statements and information are not delivered timely to the Agent and the Banks by the date required by Section 6.3(a) or (b), as appropriate, the Applicable Percentages shall be based on pricing level I until the date five Business Days after the appropriate compliance certificate and related financial statements and information are delivered, whereupon the applicable pricing level shall be adjusted based on the information contained in such compliance certificate and related financial statements and information.

Subject to the qualifications set forth above, each Applicable Percentage shall be effective from a Calculation Date until the next Calculation Date. The Agent shall determine the appropriate Applicable Percentages in the pricing matrix promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Banks of any change thereof. Such determinations by the Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

"Approved Fund" means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

"Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

"Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit 10.2 hereto executed and delivered in accordance with the provisions of Section 10.2.

"Authorized Financial Officer" means any of the Borrower's Treasurer, Controller or Vice President and Chief Financial Officer.

"Available Foreign Currency" means (i) Euros, Japanese Yen, Australian Dollars, Canadian Dollars, New Zealand Dollars and Hong Kong Dollars and (ii) any other freely available currency which is freely transferable and freely convertible into US Dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by each Lender.

"Bank" means each person identified as a "Bank" on the signature pages hereto together with its successors and permitted assigns.

"Bank of America" means Bank of America, N.A., and its successors.

"Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

"Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

"Base Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (a) the Federal Funds Rate in effect on such day plus one-half of one percent (0.5%) or (b) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

"Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

"Borrower" means Watson Wyatt & Company, a Delaware corporation, as identified in the heading hereof together with its successors.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, except that, (i) when used in connection with a Revolving Credit Loan that is a Eurocurrency Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England and (ii) when used in connection with a Foreign Currency Loan that is a Eurocurrency Loan, such day shall also be a day on which dealings between banks are carried on in deposits in the applicable Available Foreign Currency in London, England.

"Calculation Date" has the meaning given to such term in the definition of "Applicable Percentage".

"Canadian Loan Program" means the Borrower's employee loan program established for the benefit of its Canadian employees.

"Capital Lease" means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Bank, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

"Change of Control" means the occurrence of any of the following events: (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Parent, (b) the Parent shall at any time fail to own directly 100% of the outstanding Capital Stock of the Borrower or (c) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Parent (together with any new director whose election by the Parent's board of directors or whose nomination for election by the Parent's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

"Closing Date" means the date hereof.

"Collateral" has the meaning given to such term in the Credit Party Pledge Agreement.

"Commitment" means the Revolving Credit Commitment and the LOC Commitment

"Compensation Period" has the meaning stated in Section 2.2(c)(ii).

"Consolidated EBITDA" means, for any period of calculation for the Consolidated Group, the sum of (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in the calculation of Consolidated Net Income, the sum of interest expense, income taxes, depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

"Consolidated EBITDAR" means, for any period of calculation for the Consolidated Group, the sum of (i) Consolidated EBITDA for such period and (ii) Lease Expenses for such period, determined on a consolidated basis in accordance with GAAP.

"Consolidated Funded Debt" means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

"Consolidated Group" means the Parent and its consolidated Subsidiaries (including the Borrower), as determined in accordance with GAAP.

"Consolidated Net Income" means for any period of calculation for the Consolidated Group, net income on a consolidated basis determined in accordance with GAAP, but excluding for purposes of determining the Leverage Ratio and the Fixed Charge Coverage Ratio, any extraordinary gains or losses and related tax effects thereon.

"Controller" means the person holding the office, under whatever title, most closely corresponding to the typical duties of a controller of a corporation or the person acting in such capacity.

"Credit Agreement" has the meaning provided in the heading hereof.

"Credit Documents" means a collective reference to this Credit Agreement, the Revolving Credit Notes, the LOC Documents, the Credit Party Pledge Agreement, the Agent's Fee Letter, each Joinder Agreement and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

"Credit Party Pledge Agreement" means the Credit Party Pledge Agreement dated as of the Closing Date given by the Credit Parties to the Agent to secure the obligations of the Credit Parties under the Credit Documents, as such Credit Party Pledge Agreement may be amended and modified from time to time.

"Credit Party" means any of the Borrower and the Guarantors.

"CSAP" means the Borrower's Canadian Separation Allowance Plan established for the benefit of the Borrower's Canadian employees in connection with the Canadian Loan Program.

"Defaulting Bank" means, at any time, any Bank that, at such time, (i) has failed to make a Loan or purchase a participation interest required pursuant to the terms of this Credit Agreement within one Business Day of when due, (ii) other than as set forth in (i) above, has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of the Credit Agreement or any other of the Credit Documents within one Business Day of when due, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding or with respect to which (or with respect to any of assets of which) a receiver, trustee or similar official has been appointed.

"Determination Date" means with respect to any Foreign Currency Obligation, each of the following dates:

(i) the Business Day on which any Loan is made, extended or converted;

(ii) the Business Day on which any Letter of Credit is issued or extended;

(iii) the first Business Day of each month;

(iv) the date of any reduction in the Aggregate Revolving Credit Commitment; and

(v) such additional dates (but not more than one additional date per month) as determined by the Agent in its sole discretion.

"Dollar Amount" means (i) with regard to any Obligation denominated in US Dollars, the amount thereof and (ii) with regard to any Foreign Currency Obligation, the Dollar Equivalent thereof as of the most recent Determination Date.

"Dollar Equivalent" means, on any date, with respect to an amount denominated in any Available Foreign Currency, the amount of US Dollars into which the Agent could, in accordance with its practice, convert such amount of Available Foreign Currency in the interbank foreign exchange market at its spot rate of exchange (inclusive of all reasonably related costs of conversion, if any, that are actually incurred) at or about 10:00 A.M. (Charlotte, North Carolina time or London time, as appropriate), on such date.

"Domestic Credit Party" means any Credit Party that is incorporated or organized under the laws of any State of the United States or the District of Columbia.

"Domestic Subsidiary" means any Subsidiary that is incorporated or organized under the laws of any State of the United States or the District of Columbia.

"Eligible Assignee" means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by the Agent and unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

"Employee Loans" means the "Employee Loans" outstanding under the Existing Credit Agreement.

"Environmental Laws" means any and all lawful and applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Materials of Environmental Concern.

"Equity Transaction" means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its capital stock or other equity interest, other than an issuance (i) to a member of the Consolidated Group, (ii) in connection with a conversion of debt securities to equity, and (iii) in connection with exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means an entity that is under common control with any member of the Consolidated Group within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group that includes any member of the Consolidated Group and that is treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code.

"ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any member of the Consolidated Group or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any member of the Consolidated Group or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

"Eurocurrency Loan" means any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

"Eurocurrency Rate" means, for the Interest Period for each Eurocurrency Loan, a per annum interest rate (rounded upward, if necessary, to the nearest 1/100 of one percent (0.01%)) determined by the Agent pursuant to the following formula:

Eurocurrency Rate = #9; Interbank Offered Rate

&#[ - Eurocurrency Reserve Percentage

"Eurocurrency Reserve Percentage" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurocurrency Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities that includes deposits by reference to which the Eurocurrency Rate is to be determined, or (ii) any category of extensions of credit or other assets that include Eurocurrency Loans. The Eurocurrency Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

"Event of Default" has the meaning stated in Section 8.1.

"Excess Funding Guarantor" has the meaning stated in Section 3.6.

"Excess Payment" has the meaning stated in Section 3.6

"Existing Agent" shall have the meaning assigned to such term in the definition of "Existing Credit Agreement".

"Existing Banks" shall have the meaning assigned to such term in the definition of "Existing Credit Agreement".

"Existing Credit Agreement" means the Credit Agreement dated as of June 30, 1998 among the Credit Parties, the banks identified therein (the "Existing Banks") and Bank of America, N.A., as agent (the "Existing Agent"), as amended, modified and supplemented from time to time.

"Existing Letters of Credit" means the letters of credit outstanding on the Closing Date and identified on Schedule 2.5.

"Extension of Credit" means, as to any Bank, the making of, or participation in, a Loan by such Bank (including extensions and conversions thereof) or the issuance or extension of, or participation in, a Letter of Credit by such Bank.

"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (A) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (B) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

"Foreign Currency LOC Obligations" means LOC Obligations relating to Letters of Credit denominated in Available Foreign Currencies.

"Foreign Currency Loans" means Revolving Credit Loans denominated in Available Foreign Currencies.

"Foreign Currency Obligations" means Foreign Currency Loans and Foreign Currency Letters of Credit.

"Fixed Charge Coverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated EBITDAR for the period of four consecutive fiscal quarters ending as of such day to (ii) the sum of interest expense of the Consolidated Group plus Lease Expenses plus scheduled maturities of Consolidated Funded Debt (excluding Employee Loans), in each case for the period of four consecutive fiscal quarters ending as of such day and on a consolidated basis determined in accordance with GAAP.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Funded Debt" means, with respect to any Person, without duplication, (a) all Indebtedness of such Person other than the Indebtedness of such Person of the types referred to in clauses (v), (vi), (viii), (x) and (xiii) of the definition of "Indebtedness" set forth in this Section 1.1, (b) all Indebtedness of another Person of the type referred to in clause (a) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (c) all Support Obligations of such Person with respect to Indebtedness of the type referred to in clause (a) above of another Person and (d) Indebtedness of the type referred to in clause (a) above of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer (but only to the extent to which such Person's assets are at risk in such joint venture).

"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the provisions of Section 1.2.

"General Counsel" means the person holding the office, under whatever title, most closely corresponding to the typical duties of a general counsel of a corporation or the person acting in such capacity.

"Government Acts" has the meaning stated in Section 2.5(j).

"Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

"Guaranteed Obligations" means, as to each Guarantor, without duplication, (i) all obligations of the Borrower (including interest accruing after the occurrence of a Bankruptcy Even, regardless of whether such interest is allowed as a claim under the Bankruptcy Code) to the Banks and the Agent, whenever arising, under this Credit Agreement, the Notes or the other Credit Documents, and (ii) all liabilities and obligations, whenever arising, owing from the Borrower to any Bank, or any Affiliate of a Bank, arising under any Interest Rate Protection Agreement relating to the Obligations.

"Guarantied Obligations" has the meaning stated in Section 3.6.

"Guarantor" means the Parent and each of the Subsidiary Guarantors, together with their successors and permitted assigns.

"Incipient Default" means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

"Indebtedness" means, with respect to any Person, without duplication. (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds debentures, notes or similar instruments or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) the principal portion of all obligations of such Person under Capital Leases, (viii) all obligations of such Person in respect of Interest Rate Protection Agreements and other interest rate, commodities and foreign currency exchange protection agreements, (ix) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (x) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date, (xi) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP, (xii) the attributed principal amount of any securitization transaction and (xiii) Support Obligations in respect of Indebtedness of another Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer but only to the extent there is recourse to such Person for payment thereof.

"Indemnified Liabilities" shall have the meaning provided in Section 10.6.

"Indemnitees" shall have the meaning provided in Section 10.6.

"Insurance Subsidiary" means Watson Wyatt Insurance Consulting, Inc., a Delaware corporation, and Watson Wyatt Insurance Brokerage, Inc., a Massachusetts corporation.

"Interbank Offered Rate" means, for any Eurocurrency Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent (0.01%)) in each case determined by the Agent to be equal to:

(a) the offered rate that appears on the Dow Jones Telerate Screen Page 3750 (or any successor page) that displays an average British Bankers Association Interest Settlement Rate for deposits in US Dollars or the applicable Available Foreign Currency (for delivery on the first day of the applicable Interest Period) for a term equivalent to the applicable Interest Period at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of the applicable Interest Period; or

(b) if for any reason the foregoing rate in clause (a) is unavailable or undeterminable, the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in US Dollars or the applicable Available Foreign Currency (for delivery on the first day of the applicable Interest Period) for a term equivalent to the applicable Interest Period at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of the applicable Interest Period; or

(c) if for any reason the foregoing rates in clauses (a) and (b) are unavailable or undeterminable, the rate of interest at which deposits in US Dollars or the applicable Available Foreign Currency for delivery on the first day of the applicable Interest Period in same day funds in the approximate amount of the applicable Eurocurrency Loan for a term equivalent to the applicable Interest Period would be offered by the London branch of Bank of America to major banks in the offshore market for US Dollars or the applicable Available Foreign Currency at approximately 11:00 A.M. (London, England time) two Business Days prior to the first day of the applicable Interest Period.

"Interest Payment Date" means (i) as to any Revolving Credit Loan which is a Base Rate Loan, the third Business Day of each January, April, July and October, any date of repayment of principal of such Loan and the Termination Date, and (ii) as to any Revolving Credit Loan which is a Eurocurrency Loan, the last day of each Interest Period for such Loan, any date of repayment of principal of such Loan and the Termination Date, and in addition where the applicable Interest Period is more than three months, then also the date three months from the beginning of the Interest Period, and each three months thereafter. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurocurrency Loans where the next succeeding Business Day falls in the next succeeding calendar month, then the next preceding Business Day.

"Interest Period" means, as to Revolving Credit Loans that are Eurocurrency Loans, a period of one, two, three or six month's duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of Eurocurrency Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

"Interest Rate Protection Agreement" means an interest rate swap, cap or collar agreement or similar arrangement between the Borrower and a Bank, or an Affiliate of a Bank, providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code shall be construed also to refer to any successor sections.

"Investment" in any Person by a member of the Consolidated Group means: (i) the amount paid or committed to be paid, or the value of Property or services contributed or committed to be contributed, by such member of the Consolidated Group for or in connection with the acquisition by such member of the Consolidated Group of any stock, bonds, note, debentures, partnership or other ownership interests or other securities of or equity in such Person; and (ii) the amount of any advance, loan or extension of credit to, or guaranty or other similar obligation with respect to any Indebtedness of, such Person by such member of the Consolidated Group and (without duplication) any amount committed to be advanced, loaned, or extended to, or the payment of which is committed to be assured by a guaranty or similar obligation for the benefit of, such Person by such member of the Consolidated Group.

"Issuing Bank" means Bank of America.

"Issuing Bank Fees" has the meaning stated in Section 2.9(c)(ii).

"Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit 6.5 hereto, executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 6.5.

"Lease Expenses" means, for any period, all rental payments due under leases for such period, irrespective of the term thereof, of the Consolidated Group determined on a consolidated basis in accordance with GAAP (but including, in any event, any payments made under guarantees by any member of the Consolidated Group of the obligations of any person that is not a member of the Consolidated Group (including, without limitation, Wellspring Resources) under operating leases of office space or equipment).

"Letter of Credit" means any of the standby letters of credit issued by the Issuing Bank for the account of the Borrower or any Subsidiary in accordance with the terms of Section 2.5 and the Existing Letters of Credit.

"Letter of Credit Application" means an application form for issuance or amendments of standby Letters of Credit as shall at any time be in use by the Issuing Bank.

"Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Funded Debt on such day to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

"Licenses" has the meaning given to such term in Section 4.1.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

"Loans" means the Revolving Credit Loans and the Base Rate Loans and Eurocurrency Loans comprising the Revolving Credit Loans.

"LOC Commitment" means, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue, and to honor payment obligations under, Letters of Credit and, with respect to each Bank, the commitment of such Bank to purchase Participation Interests in the Letters of Credit up to such Bank's LOC Committed Amount.

"LOC Committed Amount" shall have the meaning provided in Section 2.5.

"LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

"LOC Fees" has the meaning stated in Section 2.9.

"LOC Obligations" means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank but not theretofore reimbursed.

"LOC Term" has the meaning stated in Section 2.9.

"Majority Banks" means, at any time, Banks having more than fifty percent (50%) of the Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, Banks having more than fifty percent (50%) of the aggregate principal amount of the Obligations outstanding (taking into account in each case Participation Interests or obligations to participate therein); provided that the Revolving Credit Commitments of, and outstanding principal amount of Obligations (taking into account Participation Interests or obligations to participate therein) owing to, a Defaulting Bank shall be excluded for purposes hereof in making a determination of Majority Banks.

"Material Adverse Effect" means a material adverse effect on (i) the financial condition, business, properties, operations or prospects of the members of the Consolidated Group taken as a whole, (ii) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (iii) the rights and remedies of the Banks under the Credit Documents.

"Material Domestic Subsidiary" means a Domestic Subsidiary that is a Material Subsidiary other than an Insurance Subsidiary.

"Material Subsidiary" means a Subsidiary of the Parent (i) the accounts receivable of which comprise two percent (2%) or more of the consolidated accounts receivable of the Consolidated Group or (ii) the assets of which comprise two percent (2%) or more of the consolidated assets of the Consolidated Group.

"Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

"Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

"Multiemployer Plan" means a Plan that is a "multiemployer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA.

"Multiple Employer Plan" means a Plan (other than a Multiemployer Plan) to which any member of the Consolidated Group or any ERISA Affiliate and at least one employer other than the members of the Consolidated Group or any ERISA Affiliate are contributing sponsors.

"Net Worth" means, as of any date with respect to the Consolidated Group on a consolidated basis, shareholders' equity or net worth, as determined in accordance with GAAP.

"Notes" means the Revolving Credit Notes.

"Notice of Borrowing" has the meaning provided in Section 2.2(a).

"Notice of Extension/Conversion" has the meaning provided in Section 2.4.

"Notice of Request of Letter of Credit" has the meaning provided in Section 2.5(b).

"Obligations" means the Loans and the LOC Obligations.

"Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any Property that is not a Capital Lease other than any such lease in which that Person is the lessor.

"Other Taxes" shall have the meaning provided in Section 2.16(b).

"Participation Interest" means the purchase by a Bank of a participation in LOC Obligations as provided in Section 2.5(d) and in Loans as provided in Section 2.11(a).

"Parent" means Watson Wyatt & Company Holdings, a Delaware corporation, as identified in the heading hereof.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

"Permitted CSAP Loan" means a loan extended under the Canadian Loan Program to one of the Borrower's Canadian employees for which a Separation Allowance Account is maintained having a balance not in excess of 90% of the dollar amount credited from time to time to such account.

"Permitted Investments" means Investments which are either (i) cash and Cash Equivalents; (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments consisting of stock, obligations, securities or other Property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors; (iv) Investments existing as of the Closing Date and to be set forth on Schedule 7.5 hereto, (v) Support Obligations permitted by Section 7.1; (vi) acquisitions permitted by Section 7.3(c) and acquisitions consummated prior to the Closing Date; (vii)(A) advances or loans to employees, directors, officers or agents not to exceed $200,000 with respect to each such loan and (B) short term loans to new or relocating employees to cover moving and other relocation costs not to exceed $500,000, provided that the loans under both clauses (A) and (B) shall not exceed in the aggregate at any time outstanding $2,500,000; (viii) Investments in and to Domestic Credit Parties; (ix) Investments made prior to the Closing Date in Subsidiaries and Affiliates and extensions and renewals thereof; (x) Permitted CSAP Loans outstanding on the Closing Date; (xi) Investments by Domestic Credit Parties in Subsidiaries that are not Domestic Credit Parties in an aggregate principal amount not to exceed (on a cost basis) in any fiscal year five percent (5%) of Consolidated Net Worth as of the end of the immediately preceding fiscal year; (xii) Investments by Foreign Subsidiaries in other Foreign Subsidiaries; (xiii) Investments by Foreign Subsidiaries in Domestic Credit Parties in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; and (xiv) Investments in Professional Consultants Insurance Company, Inc. or any other captive insurance company that secures professional liability insurance for the members of the Consolidated Group in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

"Permitted Liens" means:

(i) Liens granted to the Agent and the Banks securing the obligations of the Credit Parties under the Credit Documents;

(ii) Liens granted to a Bank, or an Affiliate of a Bank, securing obligations of the Credit Parties under Interest Rate Protection Agreements with such Bank or Affiliate, provided that such Liens are on the same Property as to which the Agent and the Banks have a Lien securing the obligations of the Credit Parties under the Credit Documents;

(iii) Liens for taxes not yet due or contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iv) Liens securing purchase money Indebtedness (including Capital Leases), provided that such Liens are limited to the specific Property financed and such Liens attach only to the Property financed concurrently with or within ninety days after the acquisition thereof;

(v) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds or other similar obligations;

(vi) easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii) Liens deemed to exist in connection with Investments in repurchase agreements that constitute Permitted Investments;

(viii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(ix) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within forty-five days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within forty-five days after the expiration of any such stay;

(x) leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(xi) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(xii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

(xiii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

"Permitted Stock Repurchase" means the repurchase of the Capital Stock of the Borrower, provided that (a) no Incipient Default or Event of Default then exists and (b) the aggregate amount expended on all such stock repurchases in any fiscal year shall not exceed the sum of (i) 10% of Consolidated Net Worth as of the end of the immediately preceding fiscal year and (ii) an amount equal to the sum (determined as of the date of each stock repurchase) of (A) cash and cash equivalents of the Credit Parties minus (B) outstanding Consolidated Funded Debt minus (C) $10 million.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or a government or any agency or political subdivision thereof.

"Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) that is covered by ERISA and with respect to which any member of the Consolidated Group or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" within the meaning of Section 3(5) of ERISA.

"Prime Rate" means, for any day, the per annum rate of interest established from time to time by Bank of America as its "prime rate". Any change in such rate shall become effective at the opening of business on the date specified in the public announcement of such change. Such rate is a reference rate used by Bank of America in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

"Pro Forma Basis" means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction. As used herein, "transaction" shall mean (i) any merger or consolidation as referred to in Section 7.3(a), (ii) any sale, lease, transfer or other disposition of Property as referred to in Section 7.3(b), (iii) any Acquisition as referred to in Section 7.3(c), and (iv) any Permitted Stock Repurchase referenced in Section 7.12. In furtherance of the foregoing, in connection with any calculation of the financial covenants set forth in Section 7.6 upon giving effect to a transaction on a Pro Forma Basis:

(A) for purposes of any such calculation in respect of any sale, lease, transfer or other disposition of Property as referred to in Section 7.3(b), (1) income statement items (whether positive or negative) attributable to the Property sold, leased, transferred or otherwise disposed shall be excluded and (2) any Indebtedness which is retired in connection with such sale, lease, transfer or other disposition shall be excluded and deemed to have been retired as of the first day of the applicable period; and

(B) for purposes of any such calculation in respect of any merger or consolidation referred to in Section 7.3(a) or any Acquisition referred to in Section 7.3(c), income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Acquisition comprising such transaction, as applicable, shall be included beginning as of the first day of the applicable period, provided that such income statement items are factually supportable by financial statements and information reasonably acceptable to the Agent.

"Pro Rata Share" has the meaning stated in Section 3.6.

"Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Ratable Share" means, for each Bank, a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Committed Amount of such Bank at such time and the denominator of which is the Aggregate Revolving Credit Commitment at such time. The initial Ratable Share of each Bank is set forth on Schedule 2.1.

"Register" shall have the meaning provided in Section 10.2(c).

"Regulation D, T, U or X" means Regulation D, T, U or X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

"Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding (including, without limitation, any payment in connection with any dissolution, merger, consolidation or disposition involving any member of the Consolidated Group), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding (other than dividends or distributions payable in the same class of Capital Stock of the applicable Person or dividends or distributions payable to any Credit Party (directly or indirectly through Subsidiaries)), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any member of the Consolidated Group, now or hereafter outstanding.

"Revolving Credit Commitment" means, with respect to each Bank, the commitment of such Bank to make Revolving Credit Loans in an aggregate principal amount up to such Bank's Ratable Share at such time of the Aggregate Revolving Credit Commitment such time.

"Revolving Credit Committed Amount" means, with respect to each Bank, the amount of such Bank's Revolving Credit Commitment. The initial Revolving Credit Committed Amount of each Bank is set forth on Schedule 2.1.

"Revolving Credit Loan Commitment Period" has the meaning stated in Section 2.1(b).

"Revolving Credit Loans" has the meaning stated in Section 2.1(a).

"Revolving Credit Note" has the meaning stated in Section 2.1(c).

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

"Sale and Leaseback Transaction" means any arrangement pursuant to which any member of the Consolidated Group, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property that such member of the Consolidated Group (a) has sold or transferred (or is to sell or transfer) to, or arranged the purchase by, a Person that is not a member of the Consolidated Group or (b) intends to use for substantially the same purpose as any other Property that has been sold or transferred (or is to be sold or transferred) by such member of the Consolidated Group to another Person that is not a member of the Consolidated Group in connection with such lease.

"Separation Allowance Account" means the account established for the Borrower's qualified Canadian employees to which, from time to time, the Borrower may credit dollar amounts allocated to such employee based on such employee's share in the CSAP. For the avoidance of doubt, no such account shall be funded with actual dollars, but the dollar amount credited thereto shall be reflected as a liability on the balance sheet of the Borrower.

"Single Employer Plan" means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan or a Multiple Employer Plan.

"Subsidiary" means, as to any Person at any time, (a) any corporation more than fifty percent (50%) of whose Voting Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than fifty percent (50%) of the Voting Stock. Unless otherwise provided, "Subsidiary" shall refer to a Subsidiary of the Borrower.

"Subsidiary Guarantor" means each of Domestic Subsidiaries of the Parent identified as a "Subsidiary Guarantor" on the signature pages hereto and each other Person which may hereafter become a Subsidiary Guarantor by execution of a Joinder Agreement, together with their successors and permitted assigns.

"Support Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep-well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

"Taxes" shall have the meaning provided in Section 2.16(a).

"Termination Date" means June 25, 2005.

"Treasurer" means the person holding the office, under whatever title, most closely corresponding to the typical duties of a treasurer of a corporation or the person acting in such capacity.

"Unused Aggregate Revolving Credit Commitment" means, for any date of calculation, the amount by which (a) the Aggregate Revolving Credit Commitment exceeds (b) the outstanding principal amount of the Obligations.

"Unused Fee" has the meaning stated in Section 2.9(a).

"Unused Fee Calculation Period" has the meaning stated in Section 2.9(a).

"US Dollars" and "$" means dollars in lawful currency of the United States.

"Vice President and Chief Financial Officer" means the person holding the office, under whatever title, most closely corresponding to the typical duties of a chief financial officer of a corporation or the person acting in such capacity.

"Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

Section 1.2. Accounting Terms and Determinations.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 6.3 (or, prior to the delivery of the first financial statements pursuant to Section 6.3, consistent with the annual audited financial statements referenced in Section 4.6(a)(i)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Agent or the Majority Banks shall so object in writing within sixty days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Banks as to which no such objection shall have been made.

Notwithstanding anything herein to the contrary, determinations of (i) the applicable pricing level under the definition of "Applicable Percentage" and (ii) compliance with the financial covenants set forth in Section 7.6 shall be made on a Pro Forma Basis.

Section 1.3. Determinations of the Amount of Foreign Currency Obligations.

For purposes of calculating the amount of any Foreign Currency Obligation outstanding at any time, the amount of any Foreign Currency Obligation shall be the Dollar Amount of such Foreign Currency Obligation at such time.

Section 1.4. Other Definitional Provisions.

References in this Credit Agreement to "Articles", "Sections", "Schedules" or "Exhibits" shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided. Wherever used herein, the singular number shall include the plural, and vice versa, whenever appropriate to protect the interests of the Banks, and the conjunctive shall include the disjunctive, and vice versa, whenever so appropriate. "Include", "includes" and "including" shall be deemed to be followed by "without limitation" whether or not such words or words of like import in fact follow them. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively.

ARTICLE II. LOANS AND PAYMENTS

Section 2.1. Loans.

(a) Revolving Credit Commitment. Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (the "Revolving Credit Loans") to the Borrower in US Dollars or Available Foreign Currency from time to time in the amount of such Bank's Ratable Share of such Revolving Credit Loans for the purposes hereinafter set forth; provided that (i) the aggregate principal amount of Obligations outstanding at any time shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such amount may be reduced from time to time in accordance with the provisions hereof, the "Aggregate Revolving Credit Commitment"), (ii) the aggregate principal amount of Foreign Currency Obligations outstanding at any time shall not exceed THIRTY MILLION DOLLARS ($30,000,000) (the "Aggregate Foreign Currency Commitment"), (iii) each Bank's Ratable Share of the aggregate principal amount of Obligations outstanding at any time shall not exceed such Bank's Revolving Credit Committed Amount and (iv) each Bank's Ratable Share of the aggregate principal amount of Foreign Currency Obligations outstanding at any time shall not exceed such Bank's Ratable Share of the Aggregate Foreign Currency Commitment.

(b) Availability of Revolving Credit Loans. Revolving Credit Loans will be made in accordance with Section 2.2 and may be requested during the period beginning on the Closing Date and ending on the Termination Date (the "Revolving Credit Loan Commitment Period"). Revolving Credit Loans may be repaid and reborrowed in accordance with the provisions hereof. Revolving Credit Loans denominated in US Dollars shall be made as Base Rate Loans or Eurocurrency Loans, or a combination thereof, as the Borrower may request, and Foreign Currency Loans shall be made as Eurocurrency Loans. Base Rate Loans shall be in minimum principal amounts of $100,000 and integral multiples of $100,000 in excess thereof. Eurocurrency Loans shall be in minimum principal amounts of $1,000,000 and integral multiples of $100,000 in excess thereof. No more than five (5) Eurocurrency Loans shall be outstanding hereunder at any time. For purposes hereof, Eurocurrency Loans with different Interest Periods shall be considered as separate Eurocurrency Loans, even if they begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurocurrency Loan with a single Interest Period.

(c) Revolving Credit Notes. Each Revolving Credit Loan made by a Bank under this Credit Agreement shall be evidenced by a revolving promissory note issued by the Borrower to the Bank making such Revolving Credit Loan substantially in the form of Exhibit 2.1(c) and maturing on the Termination Date (each such note, together with all amendments, extensions, renewals, replacements, or refundings thereof in whole or in part, is a "Revolving Credit Note" and such Revolving Credit Notes are, collectively, the "Revolving Credit Notes").

Section 2.2. Loan Procedures; Servicing

(a) Requests. The Borrower shall request a Revolving Credit Loan by written notice (or telephonic notice promptly confirmed in writing) in substantially the form of Exhibit 2.2(a) (each a "Notice of Borrowing") to the Agent by no later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Base Rate Loans, on the third Business Day prior to the date of the requested borrowing in the case of Eurocurrency Loans (other than Foreign Currency Loans) and on the fifth Business Day prior to the date of the requested borrowing in the case of Foreign Currency Loans. Each Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Credit Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether such borrowing shall be in US Dollars or Available Foreign Currency, and if Foreign Currency Loans are requested, the requested Available Foreign Currency, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurocurrency Loans or a combination thereof, and if Eurocurrency Loans are requested, the Interest Period(s) therefor. If in connection with any such request for a Revolving Credit Loan, the Borrower shall fail to specify (i) an applicable Interest Period in the case of a Eurocurrency Loan, the Borrower shall be deemed to have requested an Interest Period of one month, or (ii) the type of loan requested, the Borrower shall be deemed to have requested a Base Rate Loan.

(b) Notice to Banks. The Agent shall notify each of the other Banks as soon as practicable upon receipt of any Notice of Borrowing, the contents thereof and such Bank's Ratable Share of the Revolving Credit Loan requested therein.

(c) Funding by Banks.

(i) Revolving Credit Loans Denominated in US Dollars. All funds constituting a Bank's Ratable Share of Revolving Credit Loans denominated in US Dollars shall be received by the Agent in US Dollars in immediately available funds or other funds satisfactory to the Agent not later than 2:00 p.m., Charlotte, North Carolina time, on the date on which the Borrower has requested the Revolving Credit Loan to be made.

(ii) Foreign Currency Loans. All funds constituting a Bank's Ratable Share of Foreign Currency Loans shall be received by the Agent in the applicable Available Foreign Currency in immediately available funds or other funds satisfactory to the Agent not later than 2:00 p.m., local time in the place where such deposit is required to be made by the succeeding terms hereof, on the date on which the Borrower has requested the Revolving Credit Loan. Such deposit will be made to such accounts in the primary market for such Available Foreign Currency as the Agent shall specify from time to time by notice to the Lenders.

(iii) Advances. Unless any Bank has notified the Agent prior to the date any payment is required to be made by it to the Agent hereunder, that such Bank will not make such payment, the Agent may assume that such Bank has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then such Bank shall forthwith on demand pay to the Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Bank does not pay such amount forthwith upon the Agent's demand therefor, the Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment or to prejudice any rights that the Agent or the Borrower may have against any Bank as a result of any default by such Bank hereunder. A notice of the Agent to any Bank with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

Section 2.3. The Banks' Obligations Under the Loans.

Each Bank shall be obligated to fund Revolving Credit Loans requested under Section 2.2(a) in accordance with its Ratable Share and Sections 2.1 and 2.2. The obligations of each Bank hereunder are several and not joint. The failure of any Bank to perform its obligations hereunder shall not affect the obligations of any other Bank or the Borrower to any other party, nor shall any other party be liable for the failure of such Bank to perform its obligations hereunder.

Section 2.4. Extension and Conversion.

Subject to the terms of Section 5.2, the Borrower shall have the option, on any Business Day, to extend existing Revolving Credit Loans into a subsequent permissible Interest Period or to convert Revolving Credit Loans into Revolving Credit Loans of another type; provided, however, that (i) except as provided in Section 2.14, Eurocurrency Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurocurrency Loans may be extended, and Base Rate Loans may be converted into Eurocurrency Loans, only if no Incipient Default or Event of Default is in existence on the date of extension or conversion, (iii) Revolving Credit Loans extended as, or converted into, Eurocurrency Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts as provided in Section 2.1(b), (iv) no more than 5 separate Eurocurrency Loans shall be outstanding hereunder at any time and (v) any request for extension or conversion of a Eurocurrency Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving written notice (or telephone notice promptly confirmed in writing) in substantially the form of Exhibit 2.4 (each a "Notice of Extension/Conversion") to the Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurocurrency Loan into a Base Rate Loan, on the third Business Day prior to, in the case of the extension of a Eurocurrency Loan (other than a Foreign Currency Loan) as, or conversion of a Base Rate Loan into, a Eurocurrency Loan (other than a Foreign Currency Loan), and on the fifth Business Day prior to, in the case of the extension of a Foreign Currency Loan as, or conversion of a Base Rate Loan into, a Foreign Currency Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Credit Loans to be so extended or converted, the types of Revolving Credit Loans into which such Revolving Credit Loans are to be converted and, if appropriate, the applicable currency and the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrower that of the matters specified in Section 5.2. In the event the Borrower fails to request extension or conversion of any Eurocurrency Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then (i) if such Loan is a Eurocurrency Loan denominated in US Dollars, such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto and (ii) if such Loan is a Foreign Currency Loan, such Loan shall be automatically extended as a Eurocurrency Loan in the same Available Foreign Currency for an Interest Period of one month. The Agent shall give each Bank notice as promptly as practicable of its receipt of a Notice of Extension/Conversion and the contents thereof.

Section 2.5. Letters of Credit.

(a) Issuance. In reliance upon the agreement of the Banks set forth in this Section 2.5 and subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Issuing Bank agrees from time to time to issue Letters of Credit in US Dollars or Available Foreign Currency during the Revolving Credit Loan Commitment Period as the Borrower may request, in a form acceptable to the Issuing Bank; provided, however, that (i) the aggregate principal amount of LOC Obligations outstanding shall not at any time exceed FIFTEEN MILLION DOLLARS ($15,000,000) (as such amount may be reduced from time to time in accordance with the provisions hereof, the "LOC Committed Amount"), (ii) the aggregate principal amount of Obligations outstanding shall not at any time exceed the Aggregate Revolving Credit Commitment, (iii) the aggregate principal amount of Foreign Currency Obligations outstanding shall not at any time exceed the Aggregate Foreign Currency Commitment and (iv) each Bank's Ratable Share of the aggregate principal amount of Foreign Currency Obligations outstanding at any time shall not exceed such Bank's Ratable Share of the Aggregate Foreign Currency Commitment. Except as otherwise expressly agreed upon by all the Banks, no Letter of Credit shall have an original expiry date more than one year from the date of issuance; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date thirty (30) days prior to the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance date of each Letter of Credit shall be a Business Day.

(b) Requests. The Borrower shall request the issuance or extension of a Letter of Credit by delivering a Letter of Credit Application together with written notice in substantially the form of Exhibit 2.5(b) (each a "Notice of Request of Letter of Credit") to the Issuing Bank with a copy to the Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the date of the requested issuance or extension (or such shorter period as may be agreed by the Issuing Bank). Each such request for issuance or extension of a Letter of Credit shall be irrevocable and shall specify, among other things, (A) that a Letter of Credit is requested, (B) the date of the requested issuance or extension, (C) the type, amount, expiry date and terms on which the Letter of Credit is to be issued or extended, (D) whether the Letter of Credit shall be denominated in US Dollars or Available Foreign Currency and, if in Available Foreign Currency, the applicable Available Foreign Currency, and (E) the beneficiary.

(c) Reports. The Issuing Bank will provide copies of the Letters of Credit to the Agent promptly upon request. The Agent will provide copies of the Letters of Credit to the Banks promptly upon request.

(d) Participation. Each Bank, with respect to the Existing Letters of Credit, hereby purchases a risk participation in the Existing Letters of Credit, and with respect to Letters of Credit issued on or after the Closing Date, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a Participation Interest from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on the respective Ratable Shares of the Banks) and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its pro rata share of the obligations arising under such Letter of Credit in US Dollars. Without limiting the scope and nature of each Bank's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Bank shall pay to the Issuing Bank its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank of an unreimbursed drawing pursuant to the provisions of subsection (e) hereof. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Incipient Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

(e) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrower and the Agent. Unless the Borrower shall immediately notify the Issuing Bank that the Borrower intends to otherwise immediately reimburse the Issuing Bank for such drawing, the Borrower shall be deemed to have requested that the Banks make a Revolving Credit Loan in the amount of the drawing as provided in subsection (f) hereof on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Credit Loan obtained hereunder or otherwise) in same day funds and in US Dollars. If the Borrower shall fail to reimburse the Issuing Bank as provided hereinabove (and Revolving Credit Loans are not available to effect such reimbursement), the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Adjusted Base Rate plus two percent (2%). The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Bank, the Agent, the Banks, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the applicable account party or the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Agent will promptly notify the other Banks of the amount of any unreimbursed drawing and each Bank shall promptly pay to the Agent for the account of the Issuing Bank in dollars and in immediately available funds, the amount of such Bank's pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Bank from the Issuing Bank if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time); otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Bank does not pay such amount to the Issuing Bank in full upon such request, such Bank shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Bank pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Bank's obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Revolving Credit Commitments hereunder, the existence of an Incipient Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Bank to the Issuing Bank, such Bank shall, automatically and without any further action on the part of the Issuing Bank or such Bank, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

(f) Repayment with Revolving Credit Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Credit Loan to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Banks that a Revolving Credit Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Credit Loan comprised solely of Base Rate Loans shall be immediately made to the Borrower by all Banks (notwithstanding any termination of the Revolving Credit Commitments pursuant to Section 8.2) pro rata based on the respective Ratable Shares of the Banks (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 8.2) and the proceeds thereof shall be paid directly to the Issuing Bank for application to the respective LOC Obligations. Each such Bank hereby irrevocably agrees to make its pro rata share of each such Revolving Credit Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether an Incipient Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Credit Loans to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Credit Loans are otherwise permitted to be made hereunder or (vi) any termination of the Revolving Credit Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Credit Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any of the Borrower), then each such Bank hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding LOC Obligations as shall be necessary to cause each such Bank to share in such LOC Obligations ratably (based upon the respective Ratable Shares of the Banks (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 8.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Issuing Bank, to the extent not paid to the Issuing Bank by the Borrower in accordance with the terms of subsection (d) hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Credit Loan, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

(g) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation subsection (a) hereof, a Letter of Credit issued hereunder may be issued for the account of a Subsidiary of the Borrower, provided that the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit shall not be affected.

(h) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(i) Applicability of ISP98. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

(j) Indemnification; Nature of Issuing Bank's Duties.

(i) In addition to its other obligations under this Section 2.5, the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

(ii) As between the Borrower and the Issuing Bank, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower including, without limitation, any and all Government Acts. The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

(iv) Nothing in this subsection (j) is intended to limit the reimbursement obligations of the Borrower contained in subsection (e) above. The obligations of the Borrower under this subsection (j) shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (i), the Borrower shall have no obligation to indemnify the Issuing Bank in respect of any claims, demands, liabilities, damages, losses, costs, charges or expenses incurred by the Issuing Bank (A) arising out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (B) caused by the Issuing Bank's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(k) Responsibility of Issuing Bank. It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Banks are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.5 shall be deemed to prejudice the right of any Bank to recover from the Issuing Bank any amounts made available by such Bank to the Issuing Bank pursuant to this Section 2.5 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

(l) Limitation on Obligation of the Issuing Bank. Notwithstanding anything contained herein to the contrary, the Issuing Bank shall not be under any obligation to issue, renew or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing a Letter of Credit, or any applicable law, rule or regulation or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or any such Letter of Credit in particular, or shall impose upon the Issuing Bank with respect to any such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, costs or expense that was not applicable on the Closing Date and that the Issuing Bank should deem material to it in good faith, or (ii) the issuance, renewal or extension would violate or otherwise contravene its internal policy applicable to letters of credit generally.

(m) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document, this Credit Agreement shall control.

Section 2.6. Repayment.

The Borrower shall repay the outstanding principal balance under the Revolving Credit Notes in full on the Termination Date.

Section 2.7. Interest.

(a) Revolving Credit Loans. Subject to the provisions of subsection (c) below, each Revolving Credit Loan shall bear interest on the outstanding principal balance thereunder at a per annum rate equal to:

(i) Base Rate Loans. During such periods as any Revolving Credit Loan (or portion thereof) shall consist of Base Rate Loans, at a per annum rate equal to the Adjusted Base Rate.

(ii) Eurocurrency Loans. During such periods as any Revolving Credit Loan (or any portion thereof) shall consist of Eurocurrency Loans, at a per annum rate equal to the Adjusted Eurocurrency Rate.

(b) Payments and Accruals. Interest shall be payable in arrears on each Interest Payment Date applicable to the Loan (or portion thereof) unless otherwise specified herein. The interest due on each Interest Payment Date shall be (i) with respect to Revolving Credit Loans that are Base Rate Loans, the interest accrued during the immediately preceding fiscal quarter (or portion thereof) and (ii) with respect to Revolving Credit Loans that are Eurocurrency Loans, the interest accrued during the applicable Interest Period or, where the applicable Interest Period is more than three months, the immediately preceding three-month portion thereof. Unless otherwise specifically provided herein or in the Notes, all late payments of principal and interest shall bear interest at the rate specified in clause (d) immediately below.

(c) During an Event of Default. Notwithstanding the foregoing, upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the Notes, the Credit Party Pledge Agreement and any other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Adjusted Base Rate).

Section 2.8. Prepayments; Commitment Increase; Reduction or Termination.

(a) Voluntary Prepayments. The Borrower shall have the right to prepay the Revolving Credit Loans in whole or in part from time to time on any Business Day without premium or penalty; provided, however, that (i) Revolving Credit Loans that are Eurocurrency Loans (other than Foreign Currency Loans) may only be prepaid on three Business Days' prior written notice to the Agent specifying the applicable Loans to be prepaid; (ii) Revolving Credit Loans that are Foreign Currency Loans may only be prepaid on five Business Days' prior written notice to the Agent specifying the applicable Loans to be prepaid; (iii) any prepayment of Revolving Credit Loans that are Eurocurrency Loans will be subject to Section 2.17; (iv) each such partial prepayment of Loans shall be (A) in the case of Revolving Credit Loans that are Eurocurrency Loans, in a minimum principal amount of $1,000,000 and in integral multiples of amounts of $100,000 in excess thereof and (B) in the case of Revolving Credit Loans that are Base Rate Loans, in a minimum principal amount of $100,000 and in integral multiples of $100,000 in excess thereof. Subject to the foregoing terms, amounts prepaid hereunder shall be applied as the Borrower may elect; provided, that if the Borrower shall fail to specify application of a voluntary prepayment then such prepayment shall be applied first to Base Rate Loans and then to Eurocurrency Loans in direct order of Interest Period maturities.

(b) Mandatory Prepayments. If at any time (i) the aggregate principal amount of outstanding Obligations shall exceed the Aggregate Revolving Credit Commitment, (ii) the aggregate principal amount of the LOC Obligations exceeds an amount equal to 105% of the LOC Committed Amount or (iii) the aggregate principal amount of Foreign Currency Loans shall exceed an amount equal to 105% of the Aggregate Foreign Currency Loan Amount, the Borrower promises to prepay immediately the outstanding principal balance on the Revolving Credit Loans and/or provide cash collateral in respect of LOC Obligations in an amount sufficient to eliminate such excess. All prepayments made pursuant to this clause (b) shall (A) be subject to Section 2.17 and (B) be applied first to Base Rate Loans and then to Eurocurrency Loans in direct order of Interest Period maturities.

(c) Notice of Prepayments; Reborrowing. The Borrower will provide notice to the Agent of any prepayment by 12:00 noon (Charlotte, North Carolina time) on the date of prepayment in the case of prepayments of Base Rate Loans and on the third Business Day prior to the date of prepayment in the case of prepayments of Revolving Credit Loans that are Eurocurrency Loans. Amounts paid on the Revolving Credit Loans under this Section 2.8 may be reborrowed in accordance with the provisions hereof.

(d) Reduction or Termination of Commitments.

(i) The Borrower may upon three Business Days' prior written notice to the Agent (i) terminate the Revolving Credit Commitments at any time if no Loans or LOC Obligations are outstanding at such time, and (ii) ratably and permanently reduce from time to time, by an aggregate amount of not less than $3,000,000 and additional increments of $1,000,000, the unused portion of the Revolving Credit Commitments.

(ii) The Commitments shall terminate on the Termination Date.

Section 2.9. Fees.

(a) Unused Fee. In consideration of the Revolving Credit Commitments made available by the Banks hereunder, the Borrower agrees to pay to the Agent for the account of the Banks a fee (the "Unused Fee") on the Unused Aggregate Revolving Credit Commitment computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) equal to the Applicable Percentage for such Unused Fee. The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the third (3rd) Business Day of each January, April, July and October (and the Termination Date) for the immediately preceding fiscal quarter (or portion thereof) (each such fiscal quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an "Unused Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

(b) Administrative Fees. The Borrower agrees to pay to the Agent, for its own account, the annual administrative fee set forth in the Agent's Fee Letter.

(c) Letter of Credit Fees.

(i) The Borrower agrees to pay to the Agent, for account of the Banks, a fee for each Letter of Credit issued hereunder (the "LOC Fee") on the available amount to be drawn under such Letter of Credit computed at a per annum rate for each day during the applicable LOC Term (hereinafter defined) equal to the Applicable Percentage for such LOC Fee. The LOC Fee shall commence to accrue on the issuance date for each Letter of Credit and shall be due and payable in arrears on the third (3rd) Business Day of each January, April, July and October (and on the expiry date thereof and the Termination Date) for the immediately preceding fiscal quarter (or portion thereof) (each such fiscal quarter or portion thereof for which the LOC Fee is payable hereunder being herein referred to as an "LOC Term"), beginning with the first of such dates to occur after the date of issuance of each Letter of Credit.

(ii) In addition to the LOC Fee payable pursuant to clause (i) above, the Borrower shall pay to the Issuing Bank for its own account without sharing by the other Banks the letter of credit fronting fees of (i) 0.125% on the available amount to be drawn under such Letter of Credit computed at a per annum rate for each day during the applicable LOC Term and shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October and (ii) the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawing under, such Letters of Credit (collectively, the "Issuing Bank Fees").

Section 2.10. Payments.

(a) Place and Manner of Payments. Unless otherwise provided herein, whenever any payment of principal, interest, fees or any other payment to be made hereunder becomes due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the amount of interest then to be paid. Except as expressly provided herein, all payments shall be made to the Agent in US Dollars immediately available funds, and shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, at the Agent's office specified in Section 10.8 not later than 2:00 P.M. (Charlotte, North Carolina time). Payments of interest and principal on any Foreign Currency Loan shall be made to the Agent in the applicable Available Foreign Currency in immediately available funds, and shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, at the account specified by the Agent for payments by the Borrower in the applicable Available Foreign Currency. Such deposit will be made to such accounts in the primary market for such Foreign Currencies as the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall promptly make such funds available to the Borrower by wire transfer to such accounts as the Borrower shall have specified to the Administrative Agent. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Borrower and the Banks hereby authorize the Agent to debit the deposit accounts of the Borrower, or to advance Revolving Credit Loans on the Borrower's behalf, at the time any payment by the Borrower to the Agent under this Credit Agreement is due, in the amount of the required payment. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which (unless such rate is determined by reference to the Federal Funds Rate) shall be calculated based on a year of 365 or 366 days, as appropriate. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Agent the Loans, LOC Obligations, fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Banks in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 2.11.

(b) Advances. Unless the Borrower has notified the Agent prior to the date any payment is required to be made by it to the Agent hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then each Bank shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent in immediately available funds, at the Federal Funds Rate from time to time in effect.

(c) Banks and Agent. Except as otherwise expressly provided in this Credit Agreement, if any Bank or the Agent shall fail to remit to the Agent or any other Bank an amount payable by such Bank or the Agent to the Agent or such other Bank pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Bank at a rate per annum equal to the Federal Funds Rate.

Section 2.11. Application of Payments.

(a) Sharing of Payments. The Banks agree that, in the event that any Bank shall obtain payment in respect of any Revolving Credit Loan, LOC Obligation or any other obligation owing to such Bank under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided in this Credit Agreement, such Bank shall promptly purchase from the other Banks a Participation Interest in such Revolving Credit Loan, LOC Obligation and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all the Banks share such payment in accordance with the respective Revolving Credit Commitment Percentages of the Banks, as provided in this Credit Agreement. The Banks further agree that if payment to any such Bank obtained by such Bank through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Bank that shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each such Bank whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Bank so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of such Revolving Credit Loan, LOC Obligation or other obligation in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a setoff to which this Section 2.11(a) applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks under this Section 2.11(a) to share in the benefits of any recovery on such secured claim.

(b) Pro Rata Treatment. Except to the extent otherwise provided herein, each Loan advance, each payment or prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on any Loan, and each payment of interest thereon, each payment of the Unused Fee, each payment of the LOC Fee, each reduction of Aggregate Revolving Credit Commitment, and each conversion or extension of Loan shall be allocated pro rata among the Banks according to their respective Ratable Shares.

(c) Application of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent or any Bank in connection with the Loans or the Notes or on account of the Obligations or any other amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys' fees) of the Agent in connection with enforcing the rights of the Banks under the Credit Documents;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Banks in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Bank;

FOURTH, to the payment of all accrued interest and fees on or in respect of the Obligations;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of the outstanding LOC Obligations);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Banks shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Obligations held by such Bank bears to the aggregate then outstanding Obligations) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above; and (iii) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Bank for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 2.11(c).

Section 2.12. Capital Adequacy.

If, after the date hereof, any Bank has determined that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then, upon notice from such Bank to the Borrower, the Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each determination by any such Bank of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto.

Section 2.13. Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower, absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Banks as soon as practicable thereafter. If such notice is given (x) any Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Revolving Credit Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans shall be converted to or continued as Base Rate Loans and (z) any outstanding Eurocurrency Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until the Agent has withdrawn such notice, no further Eurocurrency Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurocurrency Loans.

Section 2.14. Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any law, rule or regulation or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Bank to make or maintain Eurocurrency Loans as contemplated by this Credit Agreement, (a) such Bank shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Bank hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert Base Rate Loans to Eurocurrency Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Bank to make or maintain Eurocurrency Loans, such Bank shall then have a commitment only to make a Base Rate Loan when a Eurocurrency Loan is requested and (c) such Bank's Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days or the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Bank such amounts, if any, as may be required pursuant to Section 2.17.

Section 2.15. Requirements of Law.

If the adoption of or any change in any law, rule or regulation or in the interpretation or application thereof applicable to any Bank, or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Bank becomes a Bank):

(a) shall subject such Bank to any tax of any kind whatsoever with respect to any Letter of Credit or any Eurocurrency Loans made by it or its obligation to make Eurocurrency Loans, or change the basis of taxation of payments to such Bank in respect thereof (except for Taxes covered by Section 2.16 (including Taxes imposed solely by reason of any failure of such Bank to comply with its obligations under Section 2.16)) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Bank or its Applicable Lending Office, branch, or any affiliate thereof);

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(c) shall impose on such Bank any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Bank, through the Agent, in accordance herewith, the Borrower shall be obligated to promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Bank hereunder to Base Rate Loans by giving the Agent at least one Business Day's notice of such election, in which case the Borrower shall promptly pay to such Bank, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 2.17. If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Bank and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank, through the Agent, to the Borrower shall be conclusive and binding on the parties hereto in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.16. Taxes.

(a) Any and all payments by any Credit Party to or for the account of any Bank or the Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.17) such Bank or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and withholdings, (iii) such Credit Party shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iv) such Credit Party shall furnish to the Agent, at its address referred to in Section 10.8, the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

(c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.16) paid by such Bank or such Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Each Bank that is not a United States person under Section 7701(a)(30) of the Internal Revenue Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party that reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Bank is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

(e) For any period with respect to which a Bank has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 2.16(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 2.16(a) or 2.16(b) with respect to Taxes imposed by the United States; provided, however, that should a Bank that is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f) If any Credit Party is required to pay additional amounts to or for the account of any Bank pursuant to this Section 2.16, then such Bank will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment that may thereafter accrue if such change, in the reasonable judgment of such Bank, is not otherwise disadvantageous to such Bank.

(g) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 2.16 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

Section 2.17. Funding Losses.

Upon demand of any Bank (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Banks under this Section 2.17, each Bank shall be deemed to have funded each Eurocurrency Loan made by it at the Interbank Offered Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for US Dollars or the applicable Available Foreign Currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

Section 2.18. Evidence of Debt.

(a) Each Bank shall maintain an account or accounts evidencing each Revolving Credit Loan made by such Bank to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Credit Agreement. Each Bank will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Agent shall maintain the Register pursuant to Section 10.2(c), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Revolving Credit Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Bank hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Bank's share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 2.18 (and, if consistent with the entries of the Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Bank or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Obligations and other amounts owing hereunder to such Bank.

ARTICLE III. GUARANTY

Section 3.1 The Guarantee.

Each of the Guarantors hereby jointly and severally guarantees to each Bank, to each Affiliate of a Bank that enters into an Interest Rate Protection Agreement and to the Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Each of the Guarantors hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Interest Rate Protection Agreements, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 3.2 Obligations Unconditional

The obligations of the Guarantors under Section 3.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Interest Rate Protection Agreements, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Guaranteed Obligations for amounts paid under this Section 3 until such time as the Banks (and any Affiliates of Banks entering into Interest Rate Protection Agreements) have been paid in full, the Commitments have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Banks in connection with monies received under the Credit Documents or Interest Rate Protection Agreements. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Interest Rate Protection Agreement or any other agreement or instrument referred to in the Credit Documents or Interest Rate Protection Agreements shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Interest Rate Protection Agreement or any other agreement or instrument referred to in the Credit Documents or Interest Rate Protection Agreements shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Agent or any Bank or Banks as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(v) any of the Guaranteed Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Bank exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Interest Rate Protection Agreement or any other agreement or instrument referred to in the Credit Documents or Interest Rate Protection Agreements, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 3.3 Reinstatement

The obligations of the Guarantors under this Section 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Agent and each Bank on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or such Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 3.4 Certain Additional Waivers.

Without limiting the generality of the provisions of this Section 3, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. $#167 $#167 26-7 through 26-9, inclusive. Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of the rights of subrogation pursuant to Section 3.2.

Section 3.5 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Agent and the Banks, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 8.2 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 8.2) for purposes of Section 3.1 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of said Section 3.1.

Section 3.6 Rights of Contribution.

The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 3.6), pay to such Excess Funding Guarantor an amount equal to such Guarantor's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 3.6 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 3, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (i) "Excess Funding Guarantor" shall mean, in respect of any obligations arising under the other provisions of this Section 3 (hereafter, the "Guarantied Obligations"), a Guarantor that has paid an amount in excess of its Pro Rata Share of the Guarantied Obligations; (ii) "Excess Payment" shall mean, in respect of any Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guarantied Obligations; and (iii) "Pro Rata Share", for the purposes of this Section 3.6, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 3.6 such subsequent Guarantor shall be deemed to have been a Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became a Guarantor shall be deemed true as of the Closing Date).

Section 3.7 Continuing Guarantee.

The guarantee in this Section 3 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Banks to enter into this Credit Agreement, each Credit Party hereby warrants and represents to the Agent and each of the Banks, as of the Closing Date and as of the date of funding of each Loan (including extensions and conversions) and the issuance and extension of each Letter of Credit, as follows:

Section 4.1. Organization.

Each member of the Consolidated Group is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business in every jurisdiction where such qualification is necessary (except for jurisdictions the failure in which to qualify would not reasonably be expected to have a Material Adverse Effect), will promptly correct any failure to qualify upon receipt of notice of such failure, has the power and authority to own its assets and transact the business in which it is engaged, and has obtained all necessary certificates, franchises, and licenses (collectively "Licenses") for the operation of the business in which it is engaged, except for Licenses the absence of which would not reasonably be expected to have a Material Adverse Effect.

Section 4.2. Authorization.

(a) The execution, delivery and performance of the Credit Documents required to be delivered by each Credit Party

(i) are within the organizational powers of such Credit Party;

(ii) have been duly authorized by all necessary corporate action of such Credit Party;

(iii) do not violate any provision of the articles or certificate of incorporation (or other charter documents) or bylaws (or other governance document) of such Credit Party or of any law or material rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect and having applicability to such Credit Party;

(iv) are not in conflict with and do not result in a breach of or constitute a default under any material indenture, loan or credit agreement, or any other material agreement, lease or instrument to which such Credit Party is a party or by which it or its Property may be bound or affected; and

(v) do not result in, or require the creation or imposition of, any Lien upon or with respect to any of the Property now owned or hereafter acquired by such Credit Party, except for the Lien granted to the Agent, for the benefit of the Banks, pursuant to the Credit Party Pledge Agreement.

(b) Each member of the Consolidated Group is in compliance with all applicable laws, rules, regulations, writs, judgments, orders, injunctions, decrees, determinations or awards applicable to it and is not materially in default under any indenture, agreement, lease or instrument, where such noncompliance or default would reasonably be expected to have a Material Adverse Effect.

(c) No Incipient Default or Event of Default has occurred and is continuing.

Section 4.3. Validity.

Each Credit Document has been duly executed and delivered by each Credit Party party thereto and constitutes the legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, or similar laws affecting the enforceability of creditors' rights in general and except for generally applicable principles of equity.

Section 4.4. Approvals.

No consent or authorization of, filing with, notice to or other action or approval of, any Governmental Authority or any other Person is required in connection with the valid execution, delivery or performance by each of the Credit Parties of the Credit Documents to which it is a party, or in connection with the validity and enforceability of the security interests in the Collateral, except as has been accomplished or obtained and none of which has been or is threatened to be rejected or revoked.

Section 4.5. Litigation.

There are no actions, suits, investigations or other proceedings pending or, to the knowledge of the Credit Parties, threatened against or affecting any member of the Consolidated Group or any of their Property before any court or Governmental Authority which (i) relate to the Credit Documents or any of the transactions contemplated hereby or thereby or (ii) would reasonably be expected to have a Material Adverse Effect.

Section 4.6. Financial Condition.

(a) Each of the financial statements described below (copies of which have heretofore been provided to the Agent for distribution to the Banks) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition (including disclosure of all material liabilities, contingent or otherwise) and results from operations of the entities as of the dates specified and for the periods specified, subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes:

(i) the audited consolidated balance sheets of the Consolidated Group dated as of June 30, 1999, June 30, 2000 and June 30, 2001, together with the related audited statements of income, stockholders' equity and cash flows for the fiscal years then ended, certified by PriceWaterhouseCoopers, certified public accountants;

(ii) the unaudited, company-prepared balance sheets of the Consolidated Group dated as of March 30, 2002, together with the related unaudited, company-prepared statements of income, stockholders' equity and cash flows for the fiscal quarter then ended; and

(iii) after the Closing Date, the annual and quarterly financial statements provided in accordance with Sections 6.3(a) and (b).

(b) For the period from June 30, 2001 to the Closing Date, except as previously disclosed in writing to the Agent and the Banks, (i) there have been no material sales, transfers or other dispositions of any material part of the business or Property of the members of the Consolidated Group, nor have there been any material purchases or other acquisitions of any business or Property (including the Capital Stock of any other person) by the members of the Consolidated Group, that are not reflected in the annual audited or company-prepared quarterly financial statements referenced in Section 4.6(a)(i) and (ii), and (ii) no material Restricted Payments have been declared or paid by members of the Consolidated Group.

(c) Since June 30, 2001, there has been no circumstance, development or event relating to or affecting the members of the Consolidated Group that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.7. ERISA.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

(c) No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to the best knowledge of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No member of the Consolidated Group nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any member of the Consolidated Group or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No member of the Consolidated Group nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

(d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility has occurred with respect to a Plan that has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e) No member of the Consolidated Group nor any ERISA Affiliates has any material liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan that is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Internal Revenue Code apply has been administered in compliance in all material respects of such sections.

(f) Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction that is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code. The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Banks' representation in Section 10.16 with respect to their source of funds and is subject, in the event that the source of the funds used by the Banks in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA of a "plan" within the meaning of Section 4975(e)(1) of the Internal Revenue Code.

Section 4.8. Margin Stock.

None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X. If requested by any Bank or the Agent, the Borrower will furnish to the Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

Section 4.9. Governmental Regulations.

No member of the Consolidated Group is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, no member of the Consolidated Group is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.10. Taxes.

Each member of the Consolidated Group has filed all income tax returns (federal, state, local and foreign) which are required to be filed, and has paid, or made provision for the payment of, all taxes which have become due pursuant to such returns or pursuant to any assessment received by it, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (b) which the failure to pay would not reasonably be expected to have a Material Adverse Effect.

Section 4.11. Burdensome Documents.

No member of the Consolidated Group is a party to or bound by, nor are any of their respective Property or operations materially affected by, any agreement, ordinance, decree, regulation, order, injunction, award or judgment that, to the actual knowledge of the Borrower's Vice President and Chief Financial Officer or General Counsel, would reasonably be expected to have a Material Adverse Effect.

Section 4.12. Environmental Matters.

Neither the Borrower's Vice President and Chief Financial Officer nor its General Counsel has received any actual notice that any Property owned, leased or operated by any member of the Consolidated Group has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or on any other list developed or maintained by any federal, state or local governmental entity and purporting to identify Property posing the threat of pollution or contamination due to the presence of hazardous substances, nor has either received notice or knowledge of such pollution or contamination of any Property owned, leased, or operated by any member of the Consolidated Group.

Section 4.13 Use of Proceeds.

The Borrower shall use the Extensions of Credit for working capital, capital expenditures and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Acquisitions permitted hereunder and Permitted Share Repurchases).

Section 4.14 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any member of the Consolidated Group in writing to the Agent or any Bank for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time. There is no fact now known to the President, CEO, any Authorized Financial Officer or the General Counsel of any member of the Consolidated Group, after due inquiry, which has, or would have, a Material Adverse Effect which fact has not been set forth herein, in the financials statements previously delivered to the Agent and the Banks, or any certificate, opinion or other written statement made or furnished by the Borrower to the Agent.

Section 4.15 Subsidiaries.

Set forth on Schedule 4.15 are all of the Subsidiaries of the Borrower, including the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion and exchangeability and other similar rights), ownership and ownership percentages thereof. The outstanding shares of Capital Stock shown have been validly issued, fully paid, are non-assessable and owned free of Liens other than Permitted Liens, and, unless otherwise noted, are not subject to any buy-sell, voting trust or other shareholder agreement.

Section 4.16 Ownership and Operation of Property.

Each of the members of the Consolidated Group has good record and marketable title to, or a valid leasehold interest in, all its material real Property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien, except for Permitted Liens.

ARTICLE V. CONDITIONS PRECEDENT

Section 5.1 Closing Conditions.

The obligation of the Banks to enter into this Credit Agreement and to make the initial Extensions of Credit shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Banks):

(a) Executed Credit Documents. Receipt by the Agent of: (i) multiple counterparts of this Credit Agreement, (ii) a Revolving Credit Note for each Bank and (iii) multiple counterparts of the Credit Party Pledge Agreement, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b) Legal Opinions. Receipt by the Agent of multiple counterparts of opinions of counsel for the Credit Parties relating to the Credit Documents and the transactions contemplated therein, in form and substance satisfactory to the Agent and the Banks, and including, among other things, opinions regarding enforceability of the Credit Documents and the perfection of the security interests created thereby.

(c) Financial Information. Receipt by the Banks of such financial information regarding the members of the Consolidated Group as may be requested by, and in each case in form and substance satisfactory to, the Agent and the Banks.

(d) Corporate Documents. Receipt by the Agent of the following (or the equivalent) for each of the Credit Parties:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws, operating agreement or equivalent of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the board of directors of such Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation, the state where the principal place of business is located and each other state in which the failure to so qualify and be in good standing would be reasonably likely to have a material adverse effect on the business or operations in such state.

(v) Officer's Certificate. An officer's certificate for each of the Credit Parties dated as of the Closing Date substantially in the form of Exhibit 5.1(d) with appropriate insertions and attachments.

(e) Officer's Certificates. The Agent shall have received a certificate or certificates executed by an Authorized Financial Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Agent, stating that (i) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained and are in full force and effect, and all applicable waiting periods shall have expired without any action that could have a Material Adverse Effect on the transactions contemplated hereby being taken by any authority, (ii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, and no order, decree, judgment, ruling or injunction restrains the consummation of the transactions contemplated in the Credit Documents, and (iii) immediately after giving effect to the initial Loans made and Letters of Credit issued on the Closing Date, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(f) Termination of Commitments under Existing Credit Agreement; Release of Collateral. The Borrower shall have terminated all of the commitments under the Existing Credit Agreement and repaid all of the loans and other obligations outstanding under the Existing Credit Agreement other than the Employee Loans outstanding on the Closing Date. The Existing Agent, on behalf of the Existing Banks, shall have released the liens and security interests on the Property of the Credit Parties securing the obligations under the Existing Credit Agreement.

(g) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Banks and the Agent, including, without limitation, payment to the Agent of the fees set forth in the Agent's Fee Letter.

Section 5.2. Conditions Precedent to Loans and Issuance of Letters of Credit.

The obligation of each Bank to make any Loan or issue any Letter of Credit is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents and that are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those that expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the date of such Extension of Credit or after giving effect to such Extension of Credit unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Other Conditions. The Borrower shall have satisfied the conditions set forth in Section 2.

Each request for an Extension of Credit (including continuations and conversions of Eurocurrency Loans) and each acceptance by the Borrower of an Extension of Credit (including continuations and conversions of Eurocurrency Loans) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in this Section 5.2 have been satisfied.

ARTICLE VI. AFFIRMATIVE COVENANTS

Each of the Credit Parties covenants and agrees that, until all of its obligations under the Credit Documents have been satisfied in full and until the Revolving Credit Commitments have been terminated:

Section 6.1. Existence and Good Standing; Insurance; Conduct.

Each member of the Consolidated Group shall do or cause to be done all things necessary (a) except as the result of a merger, consolidation, dissolution or disposition of a Subsidiary to the extent permitted under Section 7.3, preserve and keep in full force and effect its existence; (b) to maintain and keep in full force and effect its rights, licenses, permits, and franchises except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect; (c) to comply with all applicable laws and all rules, regulations and orders of federal, state and local regulatory bodies having jurisdiction applicable to it or its Property except for any noncompliance which would not reasonably be expected to have a Material Adverse Effect; (d) to maintain and protect its material Property used or useful in the conduct of its operations in a prudent manner including, without limitation, the maintenance at all times of such insurance upon its insurable properties, operations and professional services with reputable insurers in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice for companies in the same or similar business as such member of the Consolidated Group; (e) to conduct its operations and continue the conduct of its business without any substantial change in the general nature of such operations or business from that in effect on the Closing Date; and (f) to keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and applicable laws shall be made of all dealings and transactions in relation to its business and activities.

Section 6.2. Taxes and Charges.

Each member of the Consolidated Group shall timely file all tax returns and pay and discharge all material taxes, assessments and governmental fees, charges or levies imposed upon it or its income or profits or upon its Property or any part thereof, before the same shall be delinquent, as well as all lawful claims which, if unpaid, might become a Lien upon its Property or any part thereof; provided, however, that no member of the Consolidated Group shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable member of the Consolidated Group shall have set aside on its books adequate reserves therefor unless the failure to make any such payment could reasonably be expected to have a Material Adverse Effect.

Section 6.3. Financial Statements.

The Borrower shall deliver or cause to be delivered to the Agent and the Banks,

(a) within 90 days after the end of each fiscal year of the Consolidated Group, (i) the annual financial statements of the Consolidated Group, on a consolidated basis, containing a balance sheet as at the end of such fiscal year and statements of income, cash flows, and changes in stockholders' equity for such fiscal year, prepared in accordance with GAAP, certified as to fair and complete presentation by an Authorized Financial Officer and certified by independent accountants of recognized standing acceptable to the Agent, which accountants shall also include an opinion stating that their examination of the financial statements was conducted in accordance with GAAP and which opinion shall not be limited as to the scope of the audit or qualified as to the status of the members of the Consolidated Group as a going concern or any other material qualifications or exceptions, (ii) if such accountants have prepared a management letter as part of their responsibilities to the Consolidated Group, a copy of such management letter promptly upon completion of such letter; and (iii) calculations, reviewed and certified by an Authorized Financial Officer, showing the Credit Parties' compliance with the financial covenants contained in Section 7.6;

(b) within 45 days after the end of each of the first three quarters of each fiscal year of the Consolidated Group (i) a balance sheet of the Consolidated Group and related statements of income, cash flow, and net worth, all prepared on a consolidated basis and in accordance with GAAP, and all certified as to fair and complete presentation by an Authorized Financial Officer as of the close of and for such period; and (ii) calculations, reviewed and certified by an Authorized Financial Officer, showing the Borrower's compliance with the financial covenants contained in Section 7.6;

(c) no later than 120 days after the commencement of each fiscal year of the Consolidated Group, a projected balance sheet and income statement for such fiscal year, on a consolidated basis;

(d) promptly upon transmission or receipt thereof (and in any event within 10 days), (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any member of the Consolidated Group shall send to its shareholders or to a holder of any Indebtedness owed by any member of the Consolidated Group in its capacity as such a holder;

(e) upon the written request of the Agent and with reasonable notice, such other financial statements and reports as the Agent may reasonably deem necessary to provide current financial information; and

(f) concurrently with the delivery of the financial statements required under subsections (a) and (b) of this Section, a certificate of an Authorized Financial Officer certifying that such annual financial statements have been prepared in accordance with GAAP and that there exists no Event of Default or Incipient Default.

Section 6.4 Reports.

Each Credit Party shall deliver to the Agent and the Banks:

(a) as soon as reasonably possible, and, in any event, within five Business Days after the Credit Party receives notice or knowledge thereof or learns facts which would lead a reasonable Person to undertake diligent inquiry, a report or statement executed by a senior officer of the Credit Party with respect to (i) the occurrence of any Event of Default or Incipient Default or the material failure to observe or perform any covenant set forth herein or in any other agreement with any of the Banks to which any member of the Consolidated Group is a party, and any action taken or contemplated with respect thereto, (ii) any pending or threatened litigation or administrative proceedings or investigations against or affecting any member of the Consolidated Group which, if determined adversely to such member of the Consolidated Group, would reasonably be expected to have a Material Adverse Effect, and (iii) the institution of any proceedings against any member of the Consolidated Group with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, including, without limitation, Environmental Laws, the violation of which could have a Material Adverse Effect.

(b) Upon any Authorized Financial Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, without limitation, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts that any member of the Consolidated Group or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Internal Revenue Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Authorized Financial Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, that has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Agent and the Banks with such additional information concerning any Plan as may be reasonably requested, including, without limitation, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Internal Revenue Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

(c) such other reports as the Agent may, from time to time, reasonably request in writing from the Borrower.

Section 6.5. Additional Guaranties and Stock Pledges.

(a) Domestic Subsidiaries. At any time any Person becomes a Material Domestic Subsidiary of the Parent, the Borrower shall promptly notify the Agent thereof, and shall promptly (and in any event within 30 days) (i) cause such Domestic Subsidiary to become a Guarantor by execution of a Joinder Agreement, (ii) deliver with the Joinder Agreement, supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Agent may reasonably request, and (iii) deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of 100% of the Capital Stock of such Domestic Subsidiary, together with undated stock or other transfer powers executed in blank.

(b) Foreign Subsidiaries. At any time any Person becomes a Material Foreign Subsidiary of the Parent, the Borrower shall promptly notify the Agent thereof, and shall promptly (and in any event within 30 days) deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of 66% of the Voting Stock of such Foreign Subsidiary to the extent such Voting Stock is owned by the Borrower or a Domestic Subsidiary, in each case together with undated stock or other transfer powers executed in blank, and (ii) deliver with such pledge agreements or pledge joinder agreements supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Agent may reasonably request.

Section 6.6. Audits/Inspections.

Upon reasonable notice and during normal business hours (or, following the occurrence and during the continuation of an Event of Default, at any time without notice), each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers, at the Agent's expense, to visit and inspect its Property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Agent or its representatives to investigate and verify the accuracy of information provided to the Banks and to discuss all such matters with the officers, employees and representatives of such Person.

Section 6.7. Environmental.

The members of the Consolidated Group will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Properties owned or leased by any member of the Consolidated Group to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Properties to the extent any failure could have a Material Adverse Effect.

ARTICLE VII. NEGATIVE COVENANTS

Each of the Credit Parties covenants and agrees that, until such time as all obligations under the Credit Documents have been satisfied in full and until the Revolving Credit Commitments have been terminated:

Section 7.1. Indebtedness.

No member of the Consolidated Group shall contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b) Indebtedness outstanding on the Closing Date and set forth in Schedule 7.1, and renewals, refinancings and extensions thereof on terms and conditions no less favorable than for such existing Indebtedness;

(c) obligations of the Borrower or any of its Subsidiaries owing under interest rate, commodities and foreign currency exchange protection agreements entered into in the ordinary course of business to manage existing or anticipated risks and not for speculative purposes;

(d) purchase money Indebtedness (including obligations in respect of Capital Leases) hereafter incurred to finance the purchase of fixed assets, provided that (i) the total of all such Indebtedness (including any such Indebtedness referred to in Section (b) above) shall not exceed an aggregate principal amount of $1,000,000 at any one time outstanding, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(e) unsecured intercompany Indebtedness owing by a member of the Consolidated Group to another member of the Consolidated Group (subject, however, to the limitations of Section 7.5 in the case of the member of the Consolidated Group extending the loan, advance or credit);

(f) any guaranty by a member of the Consolidated Group of (i) obligations of another member of the Consolidated Group under operating leases of office space or equipment and (ii) obligations of Wellspring Resources under operating leases of office space or equipment existing on the Closing Date;

(g) the guaranty by the Borrower of the Employee Loans outstanding on the Closing Date;

(h) Support Obligations of a member of the Consolidated Group in respect of Indebtedness of another member of the Consolidated Group that is permitted under this Section 7.1; and

(i) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate outstanding principal amount of up to $15,000,000 at any time.

Section 7.2. Liens.

No member of the Consolidated Group shall contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, except for Permitted Liens and except for Liens on any Capital Stock of the Borrower repurchased in a Permitted Share Repurchase.

Section 7.3. Consolidation, Merger, Sale or Purchase of Assets, etc.

No member of the Consolidated Group shall:

(a) Enter into a transaction of merger or consolidation, except (i) a member of the Consolidated Group (other than the Parent) may be a party to a transaction of merger or consolidation with another member of the Consolidated Group (other than the Parent) and (ii) any acquisition permitted pursuant to clause (c) immediately below may be effected by a merger with and into a Credit Party (other than the Parent) or Subsidiary of a Credit Party so long as, in either case, (A) if the Borrower is a party thereto, the Borrower shall be the surviving corporation, (B) if a Subsidiary Guarantor is a party thereto and the Borrower is not a party thereto, the Subsidiary Guarantor shall be the surviving corporation, and (C) no Incipient Default or Event of Default shall exist either immediately prior to or immediately after giving effect thereto;

(b) Without the consent of the Majority Banks, sell, lease, transfer or otherwise dispose of any Property (including any Sale and Leaseback Transaction, but excluding (x) the sale of inventory in the ordinary course of business, (y) the sale or disposition of plant, property and equipment which is no longer useful in the business or as to which the proceeds therefrom are reinvested in plant, property and equipment within six months thereof and (z) the sale, transfer or other disposition of Capital Stock of the Borrower repurchased in a Permitted Share Repurchase) to any Person (other than any Domestic Credit Party (other than the Parent)), unless (i) the book value of such Property does not in the aggregate exceed $5,000,000 in any fiscal year, (ii) no Incipient Default or Event of Default exists or would exist after giving effect thereto on a Pro Forma Basis.

(c) Acquire all or any portion of the Capital Stock in any Person or all or any substantial portion of the Property of any Person (each such acquisition, an "Acquisition"), without the prior written consent of the Majority Banks, unless

(i) the total cash consideration (including Indebtedness assumed) for all Acquisitions shall not exceed $20,000,000 in the aggregate in any fiscal year;

(ii) the total consideration (cash and non-cash, including, without limitation, Indebtedness assumed, the amount of contingent obligations (including, without limitation, obligations to make earn-out payments) incurred, and the fair value of Capital Stock of the Borrower issued) for any single Acquisition (or series of related Acquisitions) shall not exceed $50,000,000;

(iii) the total consideration (cash and non-cash, including, without limitation, Indebtedness assumed, the amount of contingent obligations (including, without limitation, obligations to make earn-out payments) incurred, and the fair value of Capital Stock of the Borrower issued to the seller) for all Acquisitions shall not exceed $100,000,000 in the aggregate in any fiscal year;

(iv) the Board of Directors (or its equivalent) of the Person which is the subject of the acquisition shall have approved the acquisition;

(v) no Incipient Default or Event of Default would exist after giving effect to such Acquisition on a Pro Forma Basis; and

(vi) in the case of any Acquisition for which the total consideration exceeds $10,000,000, the Borrower shall have delivered to the Agent a certificate signed by an Authorized Financial Officer demonstrating compliance with the financial covenants set forth in Section 7.6 after giving effect to such Acquisition on a Pro Forma Basis.

(d) In the case of the Parent, the Borrower and any Material Subsidiary that is not wholly-owned, liquidate, wind-up or dissolve, whether voluntarily or involuntarily (or suffer to permit any such liquidation or dissolution).

Section 7.4. Fiscal Year; Governing Documents.

None of the Credit Parties shall (a) change its fiscal year, unless (i) required to do so by law, (ii) 60 days' advance written notice thereof is given to the Agent, and (iii) covenants and agreements in this Credit Agreement are amended as appropriate to accommodate such change, (b) amend or alter its certificate of incorporation in a manner materially adverse to the interests of the Banks or (c) amend or alter its Bylaws in a manner materially adverse to the interests of the Banks.

Section 7.5. Investments.

No member of the Consolidated Group shall lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or otherwise make an Investment in, any Person except for Permitted Investments.

Section 7.6. Financial Covenants.

(a) As of the end of each fiscal year, Net Worth shall not be less than the sum of (i) $122,000,000 plus (ii) on a cumulative basis as of the end of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2002, an amount equal to 50% of Consolidated Net Income (to the extent positive) for the fiscal quarter then ended plus (iii) an amount equal to one hundred percent (100%) of net proceeds from Equity Transactions occurring after the Closing Date.

(b) As of the end of each fiscal quarter, the Fixed Charge Coverage Ratio shall not be less than 1.5 to 1.0.

(c) As of the end of each fiscal quarter, the Leverage Ratio shall not be greater than 2.0 to 1.0.

Section 7.7. Franchises.

No member of the Consolidated Group shall suffer the final revocation, suspension, material amendment or termination of any franchise, agreement, permit, or license as a result of which it is reasonably likely to suffer a Material Adverse Effect.

Section 7.8. [Reserved].

Section 7.9. Transaction with Affiliates.

No member of the Consolidated Group shall enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, subsidiary or Affiliate of such Person other than (a) transactions permitted by Section 7.1, Section 7.2, Section 7.3 or Section 7.5, (b) normal compensation and reimbursement of expenses of officers and directors, (c) provision of financial and other services and the sharing of know-how, technology and office space in the ordinary course of business, and (d) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transactions with a Person other than an officer, director, shareholder, subsidiary or Affiliate.

Section 7.10. Limitation on Restrictions on Subsidiary Dividends and OtherDistributions, etc.

No member of the Consolidated Group shall, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Person to (a) pay dividends or make any other distribution on any of such Person's Capital Stock, (b) pay any Indebtedness owed to the Borrower, (c) make loans or advances to the Borrower, (d) transfer any of its Property to the Borrower or (e) guaranty any Indebtedness or grant a Lien in any of its Property (other than Capital Stock of the Borrower purchased in a Permitted Share Repurchase), except for such encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of the Borrower in accordance with Section 7.5, provided that such encumbrance or restriction is not applicable to any other Person, or any Property of any other Person, other than such Person becoming a Subsidiary of the Borrower and was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) this Credit Agreement and the other Credit Documents, and (iv) the terms of any purchase money Indebtedness permitted by Section 7.1(d) to the extent such restrictions relate only to the Property that is the subject of such financing.

Section 7.11 Issuance and Sale of Subsidiary Stock.

No member of the Consolidated Group will, except to qualify directors or other nominees (of nominal amounts of stock) where required by applicable law, sell, transfer or otherwise dispose of, any shares of Capital Stock of any of its Subsidiaries or permit any of its Subsidiaries to issue, sell or otherwise dispose of, any shares of Capital Stock of any of its Subsidiaries to any Person other than a Credit Party.

Section 7.12 Limitations on Parent.

Notwithstanding any other provisions of this Credit Agreement to the contrary, the Parent shall not (a) hold any assets other than (i) the Capital Stock of the Borrower and (ii) the Capital Stock of a special purpose Subsidiary that does not have, and will not incur, any liabilities other than (A) Indebtedness arising under the Credit Documents, (B) intercompany Indebtedness to the extent permitted by Section 7.5, (C) tax liabilities in the ordinary course of business and (D) corporate, administrative and operating expenses in the ordinary course of business, (b) have any liabilities other than (i) the liabilities under the Credit Documents, (ii) tax liabilities in the ordinary course of business, (iii) corporate, administrative and operating expenses in the ordinary course of business and (iv) intercompany Indebtedness to the extent permitted by Section 7.5, or (C) engage in any business other than (i) owning the Capital Stock of the Borrower and activities incidental or related thereto and (ii) acting as a Guarantor hereunder and pledging its assets to the Agent, for the benefit of the Banks, pursuant to the Credit Documents.

Section 7.13 Restricted Payments.

No member of the Consolidated Group will make any Restricted Payment other than Permitted Stock Repurchases.

ARTICLE VIII. DEFAULT

Section 8.1. Events of Default.

Each of the following events shall constitute an "Event of Default" hereunder if such event shall not be remedied within the time period set forth below:

(a) The Borrower shall fail to pay (i) any amount of principal (except required prepayments) of any Loan or of any reimbursement obligation arising from a drawing under a Letter of Credit when due and payable, or (ii) any amount of interest or required prepayment of principal or fee or other amounts required to be paid hereunder, within five days after the date when due and payable;

(b) One or more members of the Consolidated Group shall fail to pay any Indebtedness in aggregate amount in excess of $3,000,000 (other than under this Credit Agreement) when due (whether by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise), or shall fail to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument evidencing or securing or relating to any such Indebtedness when required to be performed, if the effect of any such failure is to accelerate, or to permit the holder or holders of such Indebtedness or the trustee under any such agreement or instrument to accelerate, the maturity of such Indebtedness, and the member of the Consolidated Group has not cured such failure within the grace period provided by the applicable agreement or instrument, whether or not such holders or trustees elect to exercise such remedy or to waive such failure; or any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(c) Any representation or warranty made by any Credit Party herein or in any certificate, agreement, instrument, report or statement contemplated by or made or delivered pursuant to or in connection herewith or any other agreement with any of the Banks to which such Credit Party is a party, shall be, at the time of the making or deemed making of such representation or warranty, incorrect in any material respect;

(d) Any Credit Party shall fail to observe or perform any covenant or agreement contained in (i) Section 6.1(a), Section 6.5, Section 6.6 or any of Sections 7.1, 7.2, 7.3, 7.5, 7.6, 7.8, 7.9, 7.11, 7.12 or 7.13, or (ii) any other Section of this Credit Agreement and such failure shall continue for more than 20 days after the Borrower shall have notice, knowledge or reason to know of any cause giving rise to such failure;

(e) A Bankruptcy Event shall occur with respect to the Parent, the Borrower or any Material Subsidiary;

(f) Any member of the Consolidated Group shall suffer the entry of judgment against it by any court of record having jurisdiction over it or any of its Property for the payment of money, if the aggregate of all such judgments outstanding against the members of the Consolidated Group, on a consolidated basis, is in excess of $3,000,000, or shall suffer the issuance of a writ of attachment of any material portion of its Property, and the applicable member of the Consolidated Group shall not discharge the same, fully bond or insure against its discharge, provide for its discharge in accordance with its terms, or procure a stay of execution thereon within 45 days from the date of entry thereof, unless execution thereon is effectively stayed pending further proceedings;

(g) Any security interest or Lien granted in the Credit Party Pledge Agreement in any material portion of the Collateral shall, in any material respect, for any reason cease to be a valid and perfected security interest or Lien having first priority as provided therein;

(h) ERISA. Any of the following events or conditions, if such event or condition could involve possible taxes, penalties, and other liabilities in an aggregate amount in excess of $3,000,000: (i) any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, shall exist with respect to any Plan, or any lien shall arise on the assets of any member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, that is, in the reasonable opinion of the Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, that is, in the reasonable opinion of the Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any member of the Consolidated Group or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility shall occur that may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(i) Except as the result of the merger, consolidation, dissolution or disposition of a Subsidiary permitted under Section 7.3, the guaranty given by any Guarantor hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to such guaranty; or

(j) A Change of Control shall occur.

Section 8.2. Acceleration.

Upon the occurrence of any Event of Default, the Majority Banks, by written notice to the Agent and the Borrower, may terminate the Revolving Credit Commitments, instruct the Agent to declare the entire Indebtedness of the Credit Parties then outstanding hereunder or under the Notes immediately due and payable (including the payment of cash collateral as additional security for the LOC Obligations) and enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Credit Party Pledge Agreement, all rights and remedies against a Guarantor and all rights of set-off, in each case without presentment, demand, protest, notice of protest or any other notice of any kind, all of which are hereby expressly waived. Notwithstanding the foregoing provisions of this section, the entire Indebtedness of the Credit Parties then outstanding hereunder or under the Notes shall become immediately due and payable (and the Borrower shall pay one hundred percent cash collateral as additional security for the LOC Obligations) and the Revolving Credit Commitments shall terminate, without notice or election of any kind and without need for any action by the Banks or the Agent, if an Event of Default specified in Section 8.1(e) hereof shall occur. The Banks shall have no obligation to make any Loans or disburse any loan proceeds during the existence of any Event of Default or Incipient Default.

Section 8.3. Right of Setoff.

Upon the occurrence and during the continuance of any Event of Default not cured in accordance with this Credit Agreement, each of the Banks is hereby authorized at any time and from time to time, without notice to the Credit Parties (any such notice being hereby expressly waived by the Credit Parties), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other Indebtedness at any time owing, by such Bank to or for the credit or the account of any Credit Party against all of the obligations of such Credit Party, irrespective of whether or not the Agent shall have made any demand under this Credit Agreement or the Notes, and although such obligations may be unmatured. All amounts set off by a Bank pursuant to this Section shall be applied to all of the Credit Party's obligations to such Bank, including those under or in connection with this Credit Agreement pro rata in accordance with the amount then outstanding under each such obligation. For purposes of this Section, each of the Banks shall be considered to be a "creditor" under the Bankruptcy Code with respect to this Credit Agreement and the Revolving Credit Notes. The Banks agree to act in good faith and promptly to notify the affected Credit Party after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Banks under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.

ARTICLE IX. AGENCY PROVISIONS

Section 9.1. Appointment.

(a) Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Each Bank further authorizes and directs the Agent to execute and deliver releases (or similar agreements) to give effect to the provisions of this Credit Agreement and the other Credit Documents, including specifically, without limitation, the provisions of Section 7.3(b). Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, and neither shall have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Agent may agree at the request of the Majority Banks to act for the Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Section 9 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent" as used in this Section 9 included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Bank.

Section 9.2. Delegation of Duties.

The Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 9.3. Liability.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any Agent-Related Person under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the Property, books or records of any Credit Party or any Affiliate thereof.

Section 9.4. Communications.

(a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Majority Banks or all the Banks, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and participants. Where this Credit Agreement expressly permits or prohibits an action unless the Majority Banks otherwise determine, the Agent shall, and in all other instances, the Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Banks.

(b) For purposes of determining compliance with the conditions specified in Section 5.1, each Bank that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank.

Section 9.5. Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Incipient Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Incipient Default or Event of Default as may be directed by the Majority Banks in accordance with Section 8; provided, however, that unless and until the Agent shall have received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

Section 9.6. Credit Decisions; Disclosure of Information.

Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent under the Credit Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

Section 9.7. Indemnification.

Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse each of the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys' fees and expenses and the allocated cost of internal counsel) incurred by it in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, or in connection with any inspection made pursuant to Section 6.6, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Agent.

Section 9.8. Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that each of the Agent and the Issuing Bank shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Bank and may exercise such rights and powers as though it were not the Agent or the Issuing Bank, and the terms "Bank" and "Banks" include Bank of America in its individual capacity.

Section 9.9. Successor Agent.

The Agent may resign upon thirty days notice to the Banks. If the Agent resigns, the Majority Banks shall appoint from among the Banks a successor Agent for the Banks, which successor Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of the Agent, the resigning Agent may appoint, after consulting with the Banks and the Borrower, a successor Agent from among the Banks. Upon the acceptance of its appointment as successor Agent, the successor Agent shall succeed to all the rights, powers and duties of the resigning Agent, and thereafter the term "Agent" shall mean the successor Agent and the resigning Agent's appointment, powers and duties as Agent shall be terminated. After any such resignation hereunder, the provisions of this Section 9 and Sections 10.6 and 10.7 shall inure to the benefit of the resigning Agent as to any actions taken or omitted to be taken by it while it was Agent. If no successor has accepted appointment as Agent by the date thirty days following such resigning Agent's notice of resignation, the resigning Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent under the Credit Documents until such time, if any, as the Majority Banks appoint a successor Agent as provided above.

Section 9.10. Other Agents; Lead Managers.

None of the Banks identified on the facing page or signature pages of this Credit Agreement as a "syndication agent", "documentation agent", "co-agent" or "lead manager" shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE X. MISCELLANEOUS

Section 10.1. Rights and Waivers.

All rights, remedies and powers granted to the Agent or the Banks herein or in any other Credit Document, whether express or implied, shall be cumulative and may be exercised singly or concurrently with such other rights as the Agent or the Banks may have, and shall include, without limitation, the right to apply to a court of equity for any injunction to restrain a breach or threatened breach of this Credit Agreement and all rights as stated in Article VIII hereof. No failure or delay on the part of the Agent or the Banks in exercising any right, power or privilege hereunder or under any other Credit Document, or under applicable law, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. No waiver or modification of any right, power or privilege of the Agent or the Banks or of any obligation of the Borrower or any other Credit Party shall be effective unless such waiver or modification is in writing, signed by the Agent or the Banks, as required herein, and then only to the extent set forth therein. A waiver by the Agent or the Banks of any right, power or privilege hereunder or under any other Credit Document on any one occasion shall not be construed as a bar to, or a waiver of, any such right, power or privilege which the Agent or the Banks otherwise would have on any subsequent occasion. Neither the Agent nor the Banks shall have any liability to the Borrower or any other Credit Party for failure to fund any loan on the date set for such funding if such failure is due to forces or circumstances beyond the control of the Banks, including, without limitation, Acts of God, concerted work stoppages, or delays in wire transfer systems.

Section 10.2. Binding Effect; Assignment.

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent, shall not be less than $5 million unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment Agreement substantially in the form of Exhibit 10.2 hereto, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Bank under this Credit Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Credit Agreement (and, in the case of an Assignment Agreement covering all of the assigning Bank's rights and obligations under this Credit Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 10.6 and 10.7). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Bank and the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office in Charlotte, North Carolina a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans and LOC Obligations owing to, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Bank may, without the consent of, or notice to, the Borrower or the Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Bank's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank's participations in LOC Obligations) owing to it); provided that (i) such Bank's obligations under this Credit Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant or (iii) release all or substantially all of the Guarantors from their obligations under the Credit Documents. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.15, 2.16 and 2.17 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.3 as though it were a Bank, provided such Participant agrees to be subject to Section 2.11(a) as though it were a Bank.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.15 or 2.16 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a foreign Bank if it were a Bank shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(d) as though it were a Bank.

(f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Notes, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment that does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.2(b), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Bank (through the Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty days notice to the Borrower and the Banks, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Banks a successor Issuing Bank; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. Bank of America shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LOC Obligations with respect thereto (including the right to require the Banks to make Base Rate Loans or fund participations in Letters of Credit pursuant to Section 2.5(c)).

Section 10.3. Severability.

Any provision of this Credit Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or modified to conform with such laws, without invalidating the remaining provisions of this Credit Agreement, and any such prohibition in any jurisdiction shall not invalidate such provisions in any other jurisdiction.

Section 10.4. Interpretation.

All parties have participated in the drafting of this Credit Agreement, and this Credit Agreement shall be interpreted without reference to any rule of construction providing for interpretation of documents against the Persons drafting them.

Section 10.5. Governing Law; Submission to Jurisdiction; Venue; Jury Trial.

(a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the state or federal courts located in Charlotte, North Carolina, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.8, such service to become effective three days after such mailing. Nothing herein shall affect the right of the Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each of the Credit Parties hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF

ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.6. Payment of Expenses and Taxes; Indemnification.

(a) The Borrower agrees (i) to pay all out of pocket costs and expenses of the Agent, including the reasonable fees and disbursements of special counsel for the Agent, in connection with the negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, Credit Party Pledge Agreements, and any other Credit Document, and (ii) to pay all reasonable out of pocket costs and expenses of the Banks in connection with the enforcement of this Credit Agreement, the Notes, and any other Credit Document, including reasonable attorneys' fees and disbursements arising in connection therewith (whether or not suit is instituted).

(b) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against: (i) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Agent or any Bank) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Credit Party, any Affiliate of any Credit Party or any of their respective officers or directors; (ii) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Agent or the replacement of any Bank) be asserted or imposed against any Indemnitee, arising out of or relating to, the Credit Documents, any predecessor Credit Documents, the Commitments, the use or contemplated use of the proceeds of any Extension of Credit, or the relationship of any Credit Party, the Agent and the Banks under this Credit Agreement or any other Credit Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including reasonable fees and costs of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Obligations.

Section 10.7. Survival of Indemnities and Representations and Warranties.

All representations and warranties made in this Credit Agreement and in any certificates or other documents delivered pursuant hereto and all indemnities set forth herein, including, without limitation, in Section 2.5(j), 2.12, 2.15, 2.16, 2.17, 9.7 or 10.6, shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Notes and the making of the Loans hereunder.

Section 10.8. Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out on Schedule 10.8, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth on Schedule 10.8, or at such other address as such party may specify by written notice to the other parties hereto.

Section 10.9. Counterparts; Facsimile.

This Credit Agreement may be executed by the parties hereto individually or in any combination of the parties hereto in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Credit Agreement. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

Section 10.10. Amendments.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Majority Banks and the Borrower, provided, however, that:

(a) without the consent of each Bank affected thereby, neither this Credit Agreement nor any of the other Credit Documents may be amended to

(i) extend the Termination Date or the final maturity of any Loan or the time of payment of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(ii) reduce the rate or extend the time of payment of interest on any Loan or on any reimbursement obligation, arising from drawings under Letters of Credit (other than as a result of waiving the applicability of any increase in interest rates after the occurrence of an Event of Default or on account of a failure to deliver financial statements on a timely basis) or of any fees hereunder,

(iii) reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(iv) increase the Revolving Credit Commitment of a Bank over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the Revolving Credit Commitment of any Bank),

(v) release the Borrower or, except for mergers, consolidations, dissolutions and dispositions permitted under Section 7.3, all or substantially all of the Guarantors from its or their respective obligations under the Credit Documents,

(vi) except as the result of or in connection with a disposition permitted under Section 7.3(b), release all or substantially all of the Collateral,

(vii) amend, modify or waive any provision of this Section 10.10 or Section 2.8(d), 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 8.1(a), 10.6 or 10.7,

(viii) reduce any percentage specified in, or otherwise modify, the definition of Majority Banks, or

(ix) consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

(b) without the consent of the Agent, no provision of Section 9 may be amended;

(c) without the consent of the Issuing Bank, no provision of Section 2.5 or 2.9(c)(ii) may be amended.

Notwithstanding the fact that the consent of all the Banks is required in certain circumstances as set forth above, (x) each Bank is entitled to vote as such Bank sees fit on any bankruptcy reorganization plan that affects the Loans, and each Bank acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Majority Banks may consent to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 10.11. Relationship of the Parties.

This Credit Agreement provides for the making of loans by the Banks, in their capacity as Banks, to the Borrower, and for the payment of interest and repayment of principal by the Borrower to the Banks. The relationship between the Banks (including, throughout this Section, the Agent) and the Borrower is limited to that of creditors/secured parties, on the one hand, and debtor, on the other hand. The provisions herein for compliance with financial covenants, delivery of financial statements, and financial inspections, investigations, audits, or examinations are intended solely for the benefit of the Banks to protect their interests as lenders in assuring payments of interest and repayment of principal, and nothing contained in this Credit Agreement shall be construed as permitting or obligating the Banks to act as financial or business advisors or consultants to the Borrower, as permitting or obligating any Bank to control the Borrower or to conduct the Borrower's operations, as creating any fiduciary obligation on the part of the Banks to the Borrower, or as creating any joint venture, agency, or other relationship between the parties other than as explicitly and specifically stated in this Credit Agreement. The Borrower acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Credit Agreement and to obtain the advice of such counsel with respect to all matters contained herein, including, without limitation, the provision in Section 10.5 for waiver of trial by jury. The Borrower further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decision to apply to the Banks for credit and to execute and deliver this Credit Agreement.

Section 10.12. Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

Section 10.13. Confidentiality.

Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Bank on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Bank's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Bank or its Affiliates. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent or any Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.14. Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Agent, and the Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signatures of each Bank, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Bank and their respective successors and assigns.

(b) The term of this Credit Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding and all of the Commitments hereunder shall have expired or been terminated.

Section 10.15. Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

Section 10.16. Source of Funds.

Each of the Banks hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Bank in connection with the financing hereunder:

(a) no part of such funds constitutes assets allocated to any separate account maintained by such Bank in which any employee benefit plan (or its related trust) has any interest;

(b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Bank, such Bank has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed ten percent (10%) of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

(d) such funds constitute assets of one or more specific benefit plans that such Bank has identified in writing to the Borrower.

As used in this Section 10.16, the terms "employee benefit plan" and "separate account" shall have the respective meanings provided in Section 3 of ERISA.

Section 10.17. Judgment Currency.

(a) Each Credit Party's obligations hereunder and under the other Credit Documents to make payments in US Dollars or applicable Available Foreign Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Agent or a Bank of the full amount of the Obligation Currency expressed to be payable to such Agent or Bank hereunder or under any other of the Credit Documents. If, for the purpose of obtaining or enforcing a judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereafter revered to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made, at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day hereafter being referred to as the "Judgment Currency Conversion Date").

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such amount payable by the applicable Credit Party shall be reduced or increased, as applicable, such that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

Section 10.18. Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER: WATSON WYATT & COMPANY,

a Delaware corporation

By: /s/ Eric B. Schweizer

Name: Eric B. Schweizer

Title: Treasurer

PARENT: WATSON WYATT & COMPANY HOLDINGS,

a Delaware corporation

By: /s/ Carl D. Mautz

Name: Carl D. Mautz

Title: Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS: WATSON WYATT INVESTMENT CONSULTING, INC.,

a Delaware corporation

WYATT DATA SERVICES, INC.,

a Delaware corporation

WATSON WYATT INTERNATIONAL, INC.,

a Nevada corporation

WW FINANCE, INC.,

a Delaware corporation

By: /s/ Eric B. Schweizer

Name: Eric B. Schweizer

Title: Treasurer of each Subsidiary Guarantor

[SIGNATURE PAGES FOLLOW]

AGENT: BANK OF AMERICA, N.A.

By: /s/ John E. Williams

Name: John E. Williams

Title: Managing Director

BANKS: BANK OF AMERICA, N.A.

By: /s/ John E. Williams

Name: John E. Williams

Title: Managing Director

THE BANK OF NOVA SCOTIA

By: /s/ Todd S. Meller

Name: Todd S. Meller

Title: Managing Director

COMERICA BANK

By: /s/ Jeffrey M. Lafferty

Name: Jeffrey M. Lafferty

Title: Account Officer

SUNTRUST BANK

By: /s/ Stephen Derby

Name: Stephen Derby

Title: Director

ALLFIRST BANK

By: /s/ Janet C. Buresh

Name: Janet C. Buresh

Title: Vice President

FIRSTAR BANK, NATIONAL ASSOCIATION

By: /s/ Derek S. Roudebush

Name: Derek S. Roudebush

Title: Vice President

CIBC INC.

By: /s/ Katherine Bass

Name: Katherine Bass

Title: Executive Director